Exhibit 10.1
FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT
     THIS FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of the 13 day of January, 2009 (the “Closing Date”), by and among ASHTON WOODS USA L.L.C. (“Borrower”), the LENDERS party hereto, WACHOVIA BANK, NATIONAL ASSOCIATION, as agent (“Agent”), and the GUARANTORS party hereto.
R E C I T A L S
     WHEREAS, Borrower, Agent and the Lenders have entered into a certain First Amended and Restated Credit Agreement dated as of December 16, 2005 (as amended by that certain First Amendment to First Amended and Restated Credit Agreement dated as of January 11, 2007, that certain Second Amendment to First Amended and Restated Credit Agreement dated as of June 15, 2007, and that certain Third Amendment to First Amended and Restated Credit Agreement dated as of December 20, 2007, the “Credit Agreement”). Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Credit Agreement;
     WHEREAS, the Guarantors consist of Owner Guarantors that have executed or otherwise become a party to the Owner Guaranty Agreement and Subsidiary Guarantors that have executed or otherwise become a party to the Subsidiary Guaranty Agreement;
     WHEREAS, Borrower and the Guarantors have requested Agent and the Lenders to amend the Credit Agreement to modify certain provisions and to make other such changes as the parties hereunder deem appropriate upon the terms and conditions hereinafter set forth;
     WHEREAS, certain Specified Defaults (as hereinafter defined) are currently existing as a result of which the Lenders are under no obligation to continue to make Loans or issue Facility L/Cs under the Credit Agreement; and
     WHEREAS, Borrower has requested that the Lenders waive the Specified Defaults and make certain Loans and/or issue Facility L/Cs to Borrower and the Lenders have agreed to do so only if the Credit Agreement is amended as set forth herein and Borrower fulfills the conditions to effectiveness of this Amendment including, but not limited to (i) granting the Lenders a first priority, senior secured lien on substantially all assets of Borrower and the Subsidiary Guarantors which liens shall secure all Obligations (as defined in the Credit Agreement), (ii) granting the Lenders a first priority, senior secured lien on any ownership interests in Borrower owned by the Owner Guarantors and (iii) the acceptance of the Noteholders representing at least 90% of the Senior Subordinated Notes (as described below) of the Exchanged Notes, the Offering Memorandum and the Exchange Indenture (each as hereinafter defined);
     NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Agent, the Lenders and the Guarantors, intending to be legally bound hereby, agree as follows:
     SECTION 1. Recitals. The Recitals are incorporated herein by reference and shall be deemed to be a part of this Amendment.

     SECTION 2. Amendments to the Credit Agreement.
          2.1 As of the Closing Date, the Aggregate Commitment under the Credit Agreement shall hereby be reduced to $95,000,000.
          2.2 The amendments to the Credit Agreement described in Section 2.3 below will become effective if, prior to February 20, 2009 (the “Effectiveness Termination Date”), the following conditions are satisfied (unless waived by the Required Lenders, in writing, in their sole discretion) (the date on or prior to the Effectiveness Termination Date that such conditions are satisfied shall be the “Fourth Amendment Effective Date”). If the following conditions are not satisfied on or prior to the Effectiveness Termination Date, the amendments described in Section 2.3 below shall not be effective at any time:
               (a) The Bond Resolution (as hereinafter defined) shall have been completed;
               (b) Borrower shall have received at least $20,000,000 in new cash equity from Borrower’s owners or third-party investors since the Closing Date (the “New Equity”);
               (c) The Bridge Loan (as hereinafter defined) shall be repaid and the commitments thereunder terminated prior to or concurrently with the Fourth Amendment Effective Date and the Bridge Collateral shall be released by the Bridge Creditor (as hereinafter defined);
               (d) Borrower shall have entered into the Security Documents (as defined in the amendments set forth in Schedule 1) which shall be satisfactory in all respects to Agent and the Required Lenders and which provide a first priority, senior secured lien on all homebuilding assets and all other personal property, cash, and intangible assets and other assets (subject to such exceptions as may be approved by Agent), owned at such time or thereafter acquired, of Borrower and its Subsidiaries in favor of Agent for the benefit of the Lenders to secure the Obligations (the “Security”); provided that each Lender shall be assumed to have agreed that such forms of Security Documents are satisfactory if they do not advise Agent otherwise prior to February 1, 2009;
               (e) Borrower shall have delivered to the Agent due diligence related to the Security which satisfies the Mortgage Requirements (subject to such exceptions as may be approved by Agent) (other than the Appraisals) (each as defined in Schedule 1) for all real property assets of Borrower and its Subsidiaries;
               (f) The Security Agreement, the Pledge Agreements, the Mortgages and the Control Agreements (each as defined in Schedule 1) shall have been properly executed by Borrower, the Subsidiary Guarantors, the Owner Guarantors and Agent, as appropriate;
               (g) Each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by Agent to be filed,

2

registered or recorded in order to create in favor of Agent for the benefit of Lenders a valid, legal and perfected first-priority security interest in and lien on the Security (subject to Permitted Liens) shall have been filed, registered or recorded and evidence thereof shall have been delivered to Agent;
               (h) Borrower shall have paid all fees, expenses and costs (including reasonable attorneys’ fees and expenses but excluding the allocated costs of internal counsel) incurred by Agent, Lenders or their Affiliates or agents in connection with the Credit Agreement, this Amendment and the Security, including the remaining 60% of the Consent Fee (as hereinafter defined);
               (i) Borrower shall have delivered to Agent opinions of counsel addressing due authorization, execution and enforceability of the Security Documents and such other matters relating to this Amendment and the transactions contemplated hereby as Agent may reasonably request;
               (j) Borrower shall provide a supplement to Schedule 2 and Schedule 4.16 to the Credit Agreement if Borrower determines necessary, and such Schedules, as supplemented, shall be satisfactory in all respects to Agent;
               (k) The fact that the representations and warranties of Borrower and each Guarantor contained in Article 4 of the Credit Agreement and Section 8 of this Amendment shall be true, correct and complete in all material respects on and as of the Fourth Amendment Effective Date as if made on and as of such date unless stated to relate to a specific earlier date (in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date);
               (l) No Default or Event of Default shall (i) have occurred or be continuing under the Credit Agreement or (ii) occur or exist upon effectiveness of this Agreement and the amendments to the Credit Agreement contemplated hereby;
               (m) No default or event of default shall exist under (i) the Amended Notes, (ii) the Exchanged Notes, or (iii) the Exchange Indenture; and
               (n) Borrower and all Guarantors shall have delivered to Agent a certificate certifying, as of the Fourth Amendment Effective Date, as follows:
     EACH OF BORROWER AND THE GUARANTORS ACKNOWLEDGES THAT EACH OF THE AGENT AND THE LENDERS HAS ACTED IN GOOD FAITH AND HAS CONDUCTED ITSELF IN A COMMERCIALLY REASONABLE MANNER IN ITS RELATIONSHIPS WITH BORROWER AND THE GUARANTORS IN CONNECTION WITH THE FOURTH AMENDMENT AND IN CONNECTION WITH THE OBLIGATIONS AND THE CREDIT AGREEMENT, BORROWER AND THE GUARANTORS HEREBY WAIVING AND RELEASING ANY CLAIMS TO THE CONTRARY. EACH OF BORROWER AND THE GUARANTORS ON ITS OWN BEHALF AND ON BEHALF OF EACH OF ITS AFFILIATES, RELEASES AND DISCHARGES THE AGENT AND THE LENDERS, ALL AFFILIATES OF THE

3

AGENT AND THE LENDERS, ALL OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS OF THE AGENT AND THE LENDERS OR ANY OF THEIR AFFILIATES, AND ALL OF THEIR PREDECESSORS IN INTEREST, FROM ANY AND ALL CLAIMS, DEFENSES AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN AND WHETHER NOW EXISTING OR HEREAFTER ARISING, INCLUDING WITHOUT LIMITATION, ANY USURY CLAIMS, THAT HAVE AT ANY TIME BEEN OWNED, OR THAT ARE HEREAFTER OWNED, IN TORT OR IN CONTRACT BY BORROWER, ANY GUARANTOR OR ANY AFFILIATE OF BORROWER OR ANY GUARANTOR AND THAT ARISE OUT OF ANY ONE OR MORE CIRCUMSTANCES OR EVENTS THAT OCCURRED PRIOR TO THE FOURTH AMENDMENT EFFECTIVE DATE. MOREOVER, EACH OF BORROWER AND THE GUARANTORS, JOINTLY AND SEVERALLY, ON ITS OWN BEHALF AND ON BEHALF OF EACH OF ITS AFFILIATES, WAIVES ANY AND ALL CLAIMS NOW OR HEREAFTER ARISING FROM OR RELATED TO ANY DELAY BY THE AGENT AND THE LENDERS IN EXERCISING ANY RIGHTS OR REMEDIES UNDER THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS.
          2.3 On the Fourth Amendment Effective Date, the following amendments to the Credit Agreement shall be effective:
               (a) The definitions set forth in Part A of Schedule 1, attached hereto and made a part hereof, shall be deleted from Section 1.1 of the Credit Agreement and such definitions shall be restated in their entirety as set forth in Part A of Schedule 1;
               (b) The definitions set forth in Part B of Schedule 1, attached hereto and made a part hereof, shall be added to Section 1.1 of the Credit Agreement in alphabetical order;
               (c) The definitions set forth in Part C of Schedule 1, attached hereto and made a part hereof, shall be deleted from Section 1.1 of the Credit Agreement in their entirety;
               (d) The sections in the Credit Agreement as set forth in Part D of Schedule 1, attached hereto and made a part hereof, shall be deleted from the Credit Agreement and such sections shall be restated in their entirety as set forth in Part D of Schedule 1;
               (e) The sections to the Credit Agreement set forth in Part E of Schedule 1, attached hereto and made a part hereof, shall be added to the Credit Agreement in the numerical order set forth in Part E of Schedule 1;
               (f) Exhibit A to the Credit Agreement shall hereby be amended by deleting such Exhibit A in its entirety and inserting in lieu thereof the Exhibit A attached hereto and made a part hereof;

4

               (g) Exhibits J-1, J-2, J-3, K, L-1, L-2 and M, each as attached hereto and made a part hereof, shall be added to, and become Exhibits to, the Credit Agreement; and
               (h) Schedule 4.16, delivered as required pursuant to Section 8.17 hereof, shall be added to, and become a Schedule to, the Credit Agreement.
          2.4 If the conditions set forth in Section 2.2 are not satisfied on or prior to the Effectiveness Termination Date, the amendments and supplements to the Credit Agreement and Exhibits and Schedules to the Credit Agreement as set forth in Section 2.3 shall not be effective at any time.
     SECTION 3. Bond Resolution. On or before the Effectiveness Termination Date (the “Bond Resolution Date”), Borrower shall have caused to be effective a consent solicitation and exchange offer for the 9.5% Senior Subordinated Notes (the “Senior Subordinated Notes”) pursuant to which such Senior Subordinated Notes shall be surrendered and exchanged for new subordinated notes to be issued by Borrower (the “Exchanged Notes”) and the indenture governing any remaining Senior Subordinated Notes will be amended (the “Bond Amendment”). Such exchange offer and consent solicitation shall be evidenced by an offering memorandum and letter of transmittal (collectively, the “Offering Memorandum”). The Exchanged Notes shall be evidenced by a new indenture (the “Exchange Indenture”). The Offering Memorandum, the Bond Amendment, the Exchanged Notes and the Exchange Indenture shall be satisfactory in all respects to Agent and the Required Lenders, and shall be subject to the conditions listed below. The effective exchange of at least 90% of the Senior Subordinated Notes pursuant to the terms set forth in the Offering Memorandum on or before the Bond Resolution Date and satisfaction of the conditions listed below will be termed the “Bond Resolution”.
          3.1 Noteholders representing at least 90% of the Senior Subordinated Notes must have validly tendered and not withdrawn their Senior Subordinated Notes pursuant to the Offering Memorandum.
          3.2 The Offering Memorandum and Exchange Indenture and all related documentation must be satisfactory to Agent and Required Lenders and shall include, without limitation, subordination and intercreditor terms satisfactory to Agent and Required Lenders providing that (among other things), in the event of a default under the Exchanged Notes or upon the occurrence of an Event of Default under the Credit Agreement, the noteholders shall be precluded from exercising any remedies under the Exchanged Notes (other than in the event of (i) a default in the payment of principal under the Credit Agreement which is not waived or remedied within 180 days or (ii) an acceleration of the Credit Agreement), and no payments shall be made or accepted under the Exchanged Notes for at least 180 days following a default under the Exchanged Notes or an Event of Default under the Credit Agreement; provided that each Lender shall be assumed to have agreed that such subordination and intercreditor terms are satisfactory if it does not advise Agent otherwise in writing prior to the Bond Resolution Date.
          3.3 No default or event of default shall exist under (a) the Senior Subordinated Notes (as amended pursuant to the Bond Amendment on or prior to the effectiveness of the

5

Exchange Indenture, the “Amended Notes”), (b) the Exchanged Notes, or (c) the Exchange Indenture.
          3.4 The terms of the Exchanged Notes shall be based on the provisions set forth in the terms and conditions attached hereto as Schedule 2.
The Lenders hereby (i) consent to the amendment and exchange of the Senior Subordinated Notes on or prior to the Effectiveness Termination Date subject to the satisfaction of the conditions listed in this Section 3, and (ii) agree that an amendment and exchange of the Senior Subordinated Notes on or prior to the Effectiveness Termination Date subject to the satisfaction of the conditions listed in this Section 3 shall not constitute a Default under the Credit Agreement.
     SECTION 4. Defaults; Waiver. Borrower is in default under the terms of the Credit Agreement. In particular, (i) for the fiscal period ending May 31, 2008, Borrower is in noncompliance with Section 6.10 [Maintenance of Minimum Tangible Net Worth], Section 6.11 [Maintenance of Leverage Ratio] and Section 7.5 [Land Components] of the Credit Agreement, (ii) for the fiscal period ended August 31, 2008, Borrower is in noncompliance with Section 6.10 [Maintenance of Minimum Tangible Net Worth], Section 6.11 [Maintenance of Leverage Ratio], Section 7.4 [Limitation on Unimproved Entitled Land] and Section 7.5 [Land Components] of the Credit Agreement and (iii) as of October 1, 2008, Borrower is in noncompliance with Section 9.6(a) [Default in Payment of any Indebtedness] for the payments due on October 1, 2008 (collectively, the “Specified Defaults”). Subject to the terms and conditions set forth herein, Agent and the Lenders hereby agree to waive compliance with the Credit Agreement for the Specified Defaults; provided however that such waiver shall only be effective on and as of the Fourth Amendment Effective Date. If the conditions set forth in Section 2.2 are not satisfied on or prior to the Effectiveness Termination Date, the waiver set forth in this Section 4 shall have no force and effect and the Lenders hereby reserve all of their rights and remedies with respect to the Specified Defaults. Other defaults may exist under the terms of the Credit Agreement and the Lenders reserve the right to assert all other defaults under the Credit Agreement, whether such defaults exist now or may hereafter occur.
     SECTION 5. No Fundings. No Revolving Credit Loan or Swingline Loan shall be made, nor shall any Facility L/C be issued, until the Fourth Amendment Effective Date.
     SECTION 6. Bridge Loan.
          6.1 The Lenders hereby consent to the borrowing by Borrower and guaranty by the Borrower Subsidiaries of a loan which loan shall (a) not exceed $7,000,000, (b) be provided by Parkmount Land Development Inc. (an entity owned and controlled by existing direct or indirect equity holders of Borrower) (the “Bridge Creditor”), (c) be secured by assets of Borrower and its Subsidiaries with an aggregate book value not to exceed the lesser of (i) two times the principal amount of such loan and (ii) $14,000,000 (the “Bridge Collateral”), (d) contain no covenants, (e) contain no cross default to the Credit Agreement, (f) have a maturity date not later than one (1) year from the date the loan is made, (h) provide for interest payments not in excess of the greater of (i) the Alternate Base Rate plus 6.00% and (ii) the LIBOR Rate plus 6.00%, (h) not require principal payments on such loan prior to maturity, (i) permit

6

prepayment, without penalty or premium, of such loan, and (j) otherwise contain terms and conditions subject to Agent’s approval (the “Bridge Loan”).
          6.2 Subject to the terms and conditions set forth in Section 6.1 above, the Lenders hereby waive compliance with the Credit Agreement for (a) the failure of the Borrower to comply or to cause compliance with Section 7.2 of the Credit Agreement by placing a Lien on the Bridge Collateral pursuant to the terms of the Bridge Loan, and (b) the failure of the Borrower to comply or cause compliance with Section 7.9 of the Credit Agreement by incurring additional Indebtedness under the Bridge Loan.
     SECTION 7. Conditions Precedent to Closing. The Closing Date of this Amendment is subject to the following conditions:
          7.1 this Amendment shall have been properly executed by the Required Lenders, Agent, the Guarantors and Borrower;
          7.2 Borrower shall be diligently pursuing the Bond Resolution, pursuant to the terms set forth in Schedule 2;
          7.3 Borrower shall have paid all fees and expenses to be paid by Borrower to Agent and the Lenders in connection with the Credit Agreement and this Amendment, all fees, expenses and costs (including reasonable attorneys’ fees and expenses but excluding the allocated costs of internal counsel) incurred by Agent, Lenders or their Affiliates or agents in connection with the Credit Agreement and this Amendment, including a fee to Agent, for the account of each Lender (including Wachovia Bank, National Association) approving this Amendment, a consent fee (the “Consent Fee”) equal to 50 basis points multiplied by each such Lender’s Commitment; provided, however that only 40% of the Consent Fee shall be due and payable on the Closing Date, and the remaining 60% of the Consent Fee shall be due and payable on the Fourth Amendment Effective Date; provided further, however, if the Fourth Amendment Effective Date does not occur prior to the Effectiveness Termination Date, or such later date as may be agreed to by the Lenders, the remaining 60% of the Consent Fee shall no longer be due and payable;
          7.4 receipt by Agent, unless otherwise agreed to by Agent, of resolutions of Borrower’s and each Guarantor’s board of directors or similar governing body approving this Amendment and the amendments to the Credit Agreement contained herein, authorizing, among other things, the execution and delivery by the appropriate officers on behalf of Borrower, and the performance by Borrower, of this Amendment, the Credit Agreement and the other Loan Documents and certificates related to such resolutions;
          7.5 receipt by Agent of opinions of counsel to Borrower and Guarantors, Paul, Hastings, Janofsky & Walker LLP, addressing due authorization, execution and enforceability of this Amendment, no conflicts with any law or any other agreements, and such other matters relating to this Amendment and the transactions contemplated hereby as Agent may reasonably request; and
          7.6 the fact that the representations and warranties of Borrower and each Guarantor contained in Article 5 of the Credit Agreement and Section 8 of this Amendment shall

7

be true, correct and complete in all material respects on and as of the Closing Date as if made on and as of such date unless stated to relate to a specific earlier date (in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date).
     SECTION 8. Representations, Covenants and Agreements. In order to induce the Lenders to enter into this Amendment, Borrower and the Guarantors each represents, warrants, covenants and agrees that:
          8.1 Credit Agreement. The Credit Agreement, as amended hereby, constitutes the valid, legal and binding obligation of Borrower and such Credit Agreement, as amended hereby, is fully enforceable in accordance with its terms and conditions.
          8.2 Guaranty Agreements. The Guaranty Agreements constitute the valid, legal and binding obligation of the Guarantors and such Guaranty Agreements are fully enforceable in accordance with their terms and conditions.
          8.3 Security Agreement. On and as of the Fourth Amendment Effective Date, the Security Agreement is effective to create in favor of Agent, for the ratable benefit of the Secured Parties (as defined in Schedule 1), a legal, valid and enforceable security interest in the Collateral identified therein owned by Borrower and Subsidiary Guarantors, and, when financing statements in appropriate form are filed in the appropriate offices for the locations specified in the schedules to the Security Agreement, the Security Agreement shall constitute a fully perfected Lien (subject to Permitted Liens) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral that may be perfected by filing, recording or registering a financing statement under the UCC as in effect, in each case prior and superior in right to any other Lien (other than Permitted Liens) on any Collateral.
          8.4 Control Agreements. On and as of the Fourth Amendment Effective Date, the Control Agreements constitute the valid, legal and binding obligation of Borrower and the Subsidiary Guarantors party thereto and are fully enforceable in accordance with their terms and conditions.
          8.5 Pledge Agreement. On and as of the Fourth Amendment Effective Date, each Pledge Agreement is effective to create in favor of Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral identified therein, and, when such Collateral is delivered to Agent, each Pledge Agreement shall constitute a fully perfected first priority Lien (subject to Permitted Liens) on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case subject to no other Lien (other than Permitted Liens).
          8.6 Mortgages. On and as of the Fourth Amendment Effective Date, the Mortgages granted pursuant to the terms of this Amendment are effective to create in favor of Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien and security interest in the Property identified therein owned by Borrower and/or one or more Subsidiary Guarantors who are a party thereto, and, when such Mortgages are filed in the appropriate offices for the locations specified in such Mortgages, the Mortgages shall constitute a

8

fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Property, in each case prior and superior in right to any other Lien (other than Permitted Liens).
          8.7 Security. Borrower and the Guarantors are entering into the Security Agreement, Control Agreements, Pledge Agreements and Mortgages as consideration for the Lenders entering into this Amendment and agreeing to make Loans and issue Facility L/Cs up to the Borrowing Cap and to secure such Loans and Facility L/Cs up to the Borrowing Cap and all other Obligations under the Loan Documents.
          8.8 Subordinated Notes. On and as of the Closing Date, the Senior Subordinated Notes are the only Subordinated Notes issued and outstanding. On and as of the Fourth Amendment Effectiveness Date, the Amended Notes and the Exchanged Notes are the only Subordinated Notes issued and outstanding.
          8.9 Bond Resolution. On or before the Effectiveness Termination Date, Borrower shall cause (i) the Bond Resolution Date to occur or (ii) the Offering Memorandum and Exchange Indenture to be executed and effective.
          8.10 Continued Payment and Performance. Except as expressly modified by this Amendment, Borrower and the Guarantors shall continue to pay and perform their obligations herein and under the Credit Agreement and the Guaranty Agreements in accordance with the terms hereof and thereof and shall comply with each and every term, provision and agreement contained herein and in the Credit Agreement and the Guaranty Agreements.
          8.11 No Default. Other than the Specified Defaults, no default or event of default, nor any act, event, condition or circumstance which with the passage of time or the giving of notice, or both, would constitute a default or an event of default, under the Credit Agreement, the Guaranty Agreements or any other Loan Document has occurred and is continuing on the date hereof.
          8.12 Power and Authority. Borrower and the Guarantors each has the power and authority to enter into this Amendment and the other Loan Documents and to do all acts and things as are required or contemplated hereunder or thereunder to be done, observed and performed by it.
          8.13 Enforceable Obligations. This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of Borrower and Guarantors and constitutes a legal, valid and binding obligation of Borrower and each Subsidiary Guarantor, enforceable against it in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, arrangement or other similar laws relating to or affecting the rights of creditors generally and the limitations, if any, imposed by the general principles of equity and public policy.
          8.14 Approvals; No Conflict. The execution and delivery of this Amendment and the performance of Borrower and the Guarantors hereunder does not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over Borrower or the Guarantors, nor be in contravention of or in conflict with the

9

articles of incorporation or bylaws of Borrower or the Guarantors, as applicable, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which any of Borrower or the Guarantors is party or by which the assets or properties of Borrower and the Guarantors are or may become bound.
          8.15 Resolutions. Within five (5) Business Days of the Closing Date, the Agent shall receive any certificates and resolutions of Borrower and each Guarantor described in Section 7.4 which Agent did not require to be delivered on or prior to the Closing Date in accordance with Section 7.4.
          8.16 Legal Opinions. Within five (5) Business Days of the Closing Date, Borrower shall cause to be delivered to Agent opinions of counsel addressing due authorization, execution and enforceability of this Amendment and such other matters relating to this Amendment and the transactions contemplated hereby as Agent may reasonably request by counsel to Borrower and Guarantors from each jurisdiction in which such parties are organized.
          8.17 Schedule 4.16. On or before January 16, 2009, Borrower shall cause to be delivered to Agent, each in form and substance satisfactory to Agent, (a) Schedule 4.16 to the Credit Agreement (as to be amended on the Fourth Amendment Effective Date in accordance with Schedule 1 hereto) and (b) a certificate executed by the Borrower which certifies that such Schedule 4.16 includes a complete and accurate list, as of the date of delivery, of the location, by state, county and street address (if such street address is available) of all items described in Section 4.16(b) (as set forth on Schedule 1 hereto).
     SECTION 9. Reaffirmation. Borrower confirms, reaffirms and ratifies its obligations contained in the Credit Agreement and any other agreement or document relating to the Obligations. Borrower, on its own behalf and on behalf of each of its affiliates, warrants and represents to Agent and the Lenders that the Facility and the Obligations and any and all other Obligations of Borrower or any affiliate of Borrower to Agent and the Lenders, any affiliate of Agent and the Lenders, or any predecessors in interest of Agent and the Lenders or any affiliate of Agent and the Lenders, are not subject to any credits, charges, claims, counterclaims, defenses, or rights of offset or deduction of any kind or character whatsoever. Each of the Guarantors hereby (a) consents to the transactions contemplated by this Amendment and (b) acknowledges and agrees that (i) the guarantees made by such party contained in the Guaranty Agreements are, and shall remain, in full force and effect after giving effect to this Amendment and the amendments to the Credit Agreement contained herein, and (ii) the obligations of each Guarantor pursuant to the Guaranty Agreements are not subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations guaranteed thereunder, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations guaranteed thereunder or otherwise.
     SECTION 10. WAIVER OF CLAIMS. EACH OF BORROWER AND THE GUARANTORS ACKNOWLEDGES THAT EACH OF THE AGENT AND THE LENDERS HAS ACTED IN GOOD FAITH AND HAS CONDUCTED ITSELF IN A COMMERCIALLY REASONABLE MANNER IN ITS RELATIONSHIPS WITH

10

BORROWER AND THE GUARANTORS IN CONNECTION WITH THIS AMENDMENT AND IN CONNECTION WITH THE OBLIGATIONS AND THE CREDIT AGREEMENT, BORROWER AND THE GUARANTORS HEREBY WAIVING AND RELEASING ANY CLAIMS TO THE CONTRARY. EACH OF BORROWER AND THE GUARANTORS ON ITS OWN BEHALF AND ON BEHALF OF EACH OF ITS AFFILIATES, RELEASES AND DISCHARGES THE AGENT AND THE LENDERS, ALL AFFILIATES OF THE AGENT AND THE LENDERS, ALL OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS OF THE AGENT AND THE LENDERS OR ANY OF THEIR AFFILIATES, AND ALL OF THEIR PREDECESSORS IN INTEREST, FROM ANY AND ALL CLAIMS, DEFENSES AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN AND WHETHER NOW EXISTING OR HEREAFTER ARISING, INCLUDING WITHOUT LIMITATION, ANY USURY CLAIMS, THAT HAVE AT ANY TIME BEEN OWNED, OR THAT ARE HEREAFTER OWNED, IN TORT OR IN CONTRACT BY BORROWER, ANY GUARANTOR OR ANY AFFILIATE OF BORROWER OR ANY GUARANTOR AND THAT ARISE OUT OF ANY ONE OR MORE CIRCUMSTANCES OR EVENTS THAT OCCURRED PRIOR TO THE DATE OF THIS AMENDMENT. MOREOVER, EACH OF BORROWER AND THE GUARANTORS, JOINTLY AND SEVERALLY, ON ITS OWN BEHALF AND ON BEHALF OF EACH OF ITS AFFILIATES, WAIVES ANY AND ALL CLAIMS NOW OR HEREAFTER ARISING FROM OR RELATED TO ANY DELAY BY THE AGENT AND THE LENDERS IN EXERCISING ANY RIGHTS OR REMEDIES UNDER THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     SECTION 11. Expenses and Indemnification. Borrower agrees to pay upon demand, all reasonable out-of-pocket costs and expenses of Agent and the Lenders (including the reasonable fees and disbursements of counsel) in connection with the preparation, execution and delivery of this Amendment and in connection with the enforcement of the Credit Agreement, this Amendment or any of the other Loan Documents. Borrower, on its own behalf and on behalf of each of its affiliates, agrees to indemnify Agent and the Lenders, their officers, directors, employees, attorneys and agents, and all affiliates of Agent and the Lenders and predecessors in interest of Agent and the Lenders or any affiliate of Agent and the Lenders (each an “Indemnified Party”) and hold each Indemnified Party harmless against all claims, losses, liabilities and expenses (including reasonable fees and disbursements of counsel but excluding the allocated costs of internal counsel) arising from or relating to the Facility, the Credit Agreement, the other Loan Documents, this Amendment and any and all loans and other transactions between Borrower or any affiliate of Borrower and any Indemnified Party. The Guarantors each agree that the foregoing obligations of Borrower shall be included in and shall constitute part of the “Obligations” as defined in the Guaranty Agreements.
     SECTION 12. Default; Cross-Default. It shall be a default under this Amendment, and an Event of Default under the Credit Agreement, the Guaranty Agreements, all other Loan Documents and under any and all other obligations of Borrower or the Guarantors, if: (a) any one or more of them shall fail to comply with any of the terms of this Amendment; (b) any one or more of them shall default under any provision of the Credit Agreement, after giving effect to any applicable notice or cure periods or materiality standards; (c) any one or more of them shall default under any other obligation to Agent or to any Lender, after giving effect to any applicable

11

notice or cure periods or materiality standards; (d) any entity either affiliated or under common control with Borrower or the Guarantors shall be in default under any other agreement or obligation to Agent or to any Lender or (e) the conditions set forth in Section 2.2 are not satisfied by the Effectiveness Termination Date.
     SECTION 13. Waiver, Rights and Remedies. This Amendment shall not prejudice any right or remedy of Agent or the Lenders and shall not be deemed a waiver of any right or remedy, except with respect to the Specified Defaults specifically described herein. Agent and the Lenders expressly reserve all of the rights and remedies with respect to any other present or future default or event of default arising under the Credit Agreement, including, without limitation, any failure to make any payment on the Obligations from and after the date hereof, or failure to perform any other obligation of Borrower or any other entity affiliated or under common control with Borrower to Agent or the Lenders. This Amendment shall be binding on, and inure to the benefit of, the parties and their respective successors, heirs and assigns.
     SECTION 14. Notice. Any notice required to be given under this Amendment shall be given in accordance with Section 11.1 of the Credit Agreement. Borrower hereby notifies all parties hereto that all notices to Borrower or any Guarantor should be mailed transmitted or delivered to the following address and not the address set forth in Section 11.1 of the Credit Agreement:
1405 Old Alabama Road, Suite 200, Roswell, Georgia 30076, Attention of Kevin Abelson, Vice President Finance (Telecopier No. (770) 642-1775; Telephone No. (770) 998-9663 ext. 222), with a copy to 3751 Victoria Park Avenue, Toronto, Ontario, M1W3Z4 Canada, Attention of Seymour Joffe (Telecopier No. (416) 449-1073; Telephone No. (416) 449-1340) and a copy to 3751 Victoria Park Avenue, Toronto, Ontario M1W 3Z4 Canada, Attention of Harry Rosenbaum (Telecopier No. (416) 449-6438; Telephone No. (416) 449-1340).
     SECTION 15. Interpretation. This Amendment shall be construed to liberally effectuate the rights and remedies of the parties hereto as expressed herein, and neither such principle of interpretation nor the express language of this Amendment shall be impaired or adversely affected by any instruments and documents executed in connection herewith. The deletion of any provision from a prior draft of this Amendment shall not and shall not be deemed to constitute (and shall not be used as) evidence of any fact or interpretation, since the parties may disagree as to the meaning and effect of such a deletion, and no prior draft of this Amendment shall be admissible as evidence of the meaning of this Amendment. Should any provision of this Amendment, the Credit Agreement or the other Loan Documents require judicial interpretation, it is agreed that a court interpreting or construing same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation hereof and of the Credit Agreement and the other Loan Documents.
     SECTION 16. No Other Amendment. Except for the amendments set forth above, the text of the Credit Agreement shall remain unchanged and in full force and effect. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Credit Agreement and this Amendment shall be construed together as a single agreement. Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or

12

agreement contained in the Credit Agreement, except as herein amended or specifically waived with respect to the Specified Defaults, nor affect nor impair any rights, powers or remedies under the Credit Agreement as hereby amended. The Lenders and Agent do hereby reserve all of their rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Obligations. Borrower promises and agrees to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as heretofore and hereby amended. The Credit Agreement, as so amended, is hereby ratified and affirmed. Borrower hereby expressly agrees that the Credit Agreement, as amended, is in full force and effect.
     SECTION 17. No Course of Conduct. At no time shall the prior or subsequent course of conduct by Borrower or Agent and the Lenders directly or indirectly limit, impair or otherwise adversely affect any of the parties’ rights or remedies in connection with this or any of the instruments and documents executed in connection herewith, since the parties hereto agree that this Amendment and the Credit Agreement shall only be amended by written instruments executed by the parties, as provided herein. To the extent that Agent and the Lenders may have previously permitted Borrower to deviate from the terms and provisions of the Credit Agreement, Borrower and the Guarantors hereby acknowledge and agree that from the date of this Amendment, Borrower shall be required and expected to strictly comply with all terms and provisions of this Amendment and the Credit Agreement and Agent and the Lenders intend to enforce the terms and provisions of this Amendment and the Credit Agreement as in effect on the date hereof as amended hereby.
     SECTION 18. Limited Relationships. Neither Agent, the Lenders nor any representative of Agent or the Lenders at any time has agreed or consented to being an agent, principal, business associate or participant, joint venturer, partner or alter ego of any of Borrower, the Guarantors or any of their affiliates, and no such relationship is contemplated. No person except employees of Agent, the Lenders and Agent’s and Lenders’ counsel has at any time been directly or indirectly authorized by Agent or the Lenders to directly or indirectly represent, speak or act for or on behalf of Agent or the Lenders with respect to any matter whatsoever related to, arising out of or connected with this Amendment or any other matter or contract.
     SECTION 19. ARM’S LENGTH AGREEMENT. BORROWER AND EACH GUARANTOR EACH HEREBY ACKNOWLEDGES THAT IT HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AMENDMENT AFTER AN ADEQUATE OPPORTUNITY AND SUFFICIENT PERIOD OF TIME TO REVIEW, ANALYZE, AND DISCUSS: (I) ALL TERMS AND CONDITIONS OF THIS AMENDMENT; (II) ANY AND ALL OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT; AND (III) ALL FACTUAL AND LEGAL MATTERS RELEVANT TO THIS AMENDMENT AND/OR ANY AND ALL SUCH OTHER DOCUMENTS, WITH COUNSEL FREELY AND INDEPENDENTLY SELECTED BY BORROWER AND THE GUARANTORS. BORROWER AND THE GUARANTORS EACH FURTHER ACKNOWLEDGES AND AGREES THAT IT HAS ACTIVELY AND WITH FULL UNDERSTANDING PARTICIPATED IN THE NEGOTIATION OF THIS AMENDMENT AND ALL OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AMENDMENT AFTER CONSULTATION AND REVIEW WITH ITS COUNSEL, THAT ALL OF THE TERMS AND

13

CONDITIONS OF THIS AMENDMENT AND THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AMENDMENT HAVE BEEN NEGOTIATED AT ARM’S-LENGTH, AND THAT THIS AMENDMENT AND ANY AND ALL SUCH OTHER DOCUMENTS HAVE BEEN NEGOTIATED, PREPARED, AND EXECUTED WITHOUT FRAUD, DURESS, UNDUE INFLUENCE, OR COERCION OF ANY KIND OR NATURE WHATSOEVER HAVING BEEN EXERTED BY OR IMPOSED UPON ANY PARTY.
     SECTION 20. Miscellaneous. Except as expressly amended by this Amendment or some other instrument in writing, the Credit Agreement, the Guaranty Agreements, the other Loan Documents and any other agreement or document relating to the Obligations evidenced by the Credit Agreement shall continue, unmodified and unchanged. This Amendment constitutes the entire agreement of the parties concerning the matters set forth herein and supersedes all prior and contemporaneous agreements, written or oral, concerning such matters. This Amendment may not be modified orally, and any modification must be in writing, signed by the party to be bound. The captions are inserted only for the convenience of the reader and shall not be construed to interpret or modify the terms of the Agreement. Time shall be of the essence with respect to all obligations of Borrower and the Guarantors under the terms and provisions of this Amendment. This Amendment shall be governed by the laws of the State of North Carolina without regard to its conflicts of law principles and may be executed in multiple counterparts but all of which shall constitute one agreement.

14

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal as of the day and year first above written.

BORROWER:

ASHTON WOODS USA, L.L.C., a Nevada limited liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and Chief Executive Officer

OWNER GUARANTORS:

ELLY NEVADA, INC., a Nevada corporation

By: Name:	/s/ Harry Rosenbaum Harry Rosenbaum
Title:	Vice President and Secretary

NORMAN NEVADA, INC., a Nevada corporation

By: Name:	/s/ Harry Rosenbaum Harry Rosenbaum
Title:	Vice President and Secretary

LARRY NEVADA, INC., a Nevada corporation

By: Name:	/s/ Harry Rosenbaum Harry Rosenbaum
Title:	Vice President and Secretary

BRUCE NEVADA, INC., a Nevada corporation

By: Name:	/s/ Harry Rosenbaum Harry Rosenbaum
Title:	Vice President and Secretary

HARRY NEVADA, INC., a Nevada corporation

By: Name:	/s/ Harry Rosenbaum Harry Rosenbaum
Title:	President and Secretary
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

SEYMOUR NEVADA, INC., a Nevada corporation

By: Name:	/s/ Harry Rosenbaum Harry Rosenbaum
Title:	Vice President and Secretary

LITTLE SHOTS NEVADA L.L.C., a Nevada
limited liability company

By: Name:	/s/ Harry Rosenbaum Harry Rosenbaum
Title:	Manager

SUBSIDIARY GUARANTORS:

ASHTON ATLANTA RESIDENTIAL,
L.L.C., a Georgia limited liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO

ASHTON DALLAS RESIDENTIAL L.L.C., a
Texas limited liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO

ASHTON HOUSTON RESIDENTIAL L.L.C.,
a Texas limited liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO

ASHTON WOODS ARIZONA L.L.C., a
Nevada limited liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

ASHTON ORLANDO RESIDENTIAL
L.L.C., a Nevada limited liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO

ASHTON BURDEN, LLC, a Florida limited
liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO

ASHTON TAMPA RESIDENTIAL LLC, a
Nevada limited liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO

ASHTON DENVER RESIDENTIAL, LLC, a
Nevada limited liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO

PINERY JOINT VENTURE, a Colorado joint venture

By:	Ashton Woods USA L.L.C., a Nevada limited
liability company, the member authorized to act on its behalf

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO

ASHTON WOODS FINANCE CO., a Delaware corporation

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

ASHTON WOODS ORLANDO LIMITED
PARTNERSHIP, a Florida limited partnership

By:	Ashton Woods Lakeside L.L.C., a
Nevada limited liability company, its general partner

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO

ASHTON WOODS CORPORATE, LLC, a
Nevada limited liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO

ASHTON WOODS TRANSPORTATION,
LLC, a Georgia limited liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO

ASHTON WOODS CONSTRUCTION LLC,
an Arizona limited liability company

By:	Ashton Woods Arizona L.L.C.,
a Nevada limited liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO

ASHTON WOODS LAKESIDE L.L.C., a
Nevada limited liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

CANYON REALTY L.L.C., a Texas limited liability company

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO

ASHTON BROOKSTONE, INC., a Texas corporation

By: Name:	/s/ Thomas C. Krobot Thomas C. Krobot
Title:	President and CEO
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

OWNER GUARANTOR:

LITTLE SHOTS HOLDINGS L.L.C., a
Nevada limited liability company

By: Name:	/s/ Harry Rosenbaum Harry Rosenbaum
Title:	Manager
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Agent and a Lender

By: Name:	/s/ R. Scott Holtzapple R. Scott Holtzapple
Title:	Director
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Richard Kaunter
Name:	Richard Kaunter
Title:	Senior Vice President
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

CITIBANK TEXAS, N.A. (Successor by
merger to Citibank Texas, N.A.), as a Lender

By: Name:	/s/ Rick Thompson Rick Thompson
Title:	VP Citibank, NA
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

REGIONS BANK (Successor by merger to
AmSouth Bank), as a Lender

By: Name:	/s/ Daniel McClurkin Daniel McClurkin
Title:	Vice President
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

GUARANTY BANK, as a Lender

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Senior Vice President
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

COMERICA BANK, as a Lender

By:	/s/ Laura L. Benson
Name:	Laura L. Benson
Title:	Vice President
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

KEY BANK, as a Lender

By: Name:	/s/ Virgil Hogan Virgil Hogan
Title:	Vice President
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

NATIONAL CITY BANK, as a Lender

By: Name:	/s/ Kevin Culp Kevin Culp
Title:	AVP
[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIRST AMENDED AND
RESTATED CREDIT AGREEMENT]

Schedule 1 (Amendments to Credit Agreement )
and
Schedule 2 (Proposed Restructuring Term Sheet – Material Terms)
[See separate documents for Schedules]
Exhibits J-1, J-2, J-3, K, L-1, L-2 and M (Security Documents)
[See separate documents for Exhibits]

Schedule 1
On and as of the Fourth Amendment Effective Date, the Credit
Agreement shall be amended as follows:
Part A of Schedule 1
The following definitions in Section 1.1 of the Credit Agreement shall be amended and restated in their entirety as follows:
               “Aggregate Commitment” shall mean the aggregate Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms of this Agreement. As of the date of the Fourth Amendment Closing Date, the Aggregate Commitment is $95,000,000.
               “Applicable ABR Margin” shall mean, as at any date of determination, six percent (6.00%).
               “Applicable Facility L/C Rate” shall mean, as at any date of determination, six percent (6.00%).
               “Applicable LIBOR Margin” shall mean, as at any date of determination, six percent (6.00%).
               “Borrowing Base” shall mean as at any date of determination after the Interim Borrowing Period, an amount equal to the sum of the following assets of Borrower and each Subsidiary Guarantor (but only to the extent (v) such assets included in clauses (i), (ii), (iii), (iv), (v) or (vi) of this definition, are subject to an enforceable recorded Mortgage and the Mortgage Requirements have been satisfied with respect to such assets, (w) such assets are not subject to any Liens other than Permitted Liens, (x) such assets are located within the continental United States, (y) with respect to such assets, no payment or other material default by Borrower or a Subsidiary Guarantor in the payment or performance of any assessment district obligations, special facility obligations or other similar obligations has occurred and is continuing with respect to such assets and (z) with respect to real estate assets, if any such assets are subject to a purchase money mortgage otherwise permitted in accordance with this Agreement in favor of a third party other than Agent and such purchase money mortgage (A) is subordinate to the Lien in favor of Agent with respect to such Collateral or (B) is in effect prior to the Fourth Amendment Closing Date):
(i) the lesser of (a) twenty-five percent (25%) of the Actual Costs for Unimproved Entitled Land and (b) twenty-five percent (25%) of the Appraised Value for Unimproved Entitled Land, plus
(ii) the lesser of (a) forty-five percent (45%) of the Actual Costs for Lots Under Development and (b) forty-five percent (45%) of the Appraised Value for Lots Under

Development; provided, however, that any Lots Under Development not sold or converted to Finished Lots within twenty-four (24) months following the date that such Lots Under Development were first included in the Borrowing Base as “Lots Under Development” shall be excluded from the Borrowing Base; provided, further, that any Lots Under Development, which were not included in the Borrowing Base as Lots Under Development on or prior to the Fourth Amendment Closing Date, shall be excluded from this clause (ii) if either (1) no development activity has occurred on such Lot Under Development for nine (9) months or (2) such Lot Under Development is Unimproved Entitled Land and is not being actively developed into a Finished Lot within nine (9) months following the date that such Unimproved Entitled Land was first included in the Borrowing Base as a “Lot Under Development”; plus
(iii) the lesser of (a) fifty-five percent (55%) of the Actual Costs for Finished Lots and (b) fifty-five percent (55%) of the Appraised Value for Finished Lots, plus
(iv) the least of (a) the Presold Housing Unit Borrowing Base Percentage multiplied by the Actual Costs for Presold Housing Units, (b) the Presold Housing Unit Borrowing Base Percentage multiplied by the Appraised Value for Presold Housing Units and (c) the Presold Housing Unit Borrowing Base Percentage multiplied by the Contract Sale Price for Presold Housing Units, plus
(v) the lesser of (a) the Model-Speculative Housing Unit Borrowing Base Percentage multiplied by the Actual Costs for Speculative Housing Units and (b) the Model-Speculative Housing Unit Borrowing Base Percentage multiplied by the Appraised Value for Speculative Housing Units, plus
(vi) the lesser of (a) the Model-Speculative Housing Unit Borrowing Base Percentage multiplied by the Actual Costs for Model Housing Units and (b) the Model-Speculative Housing Unit Borrowing Base Percentage multiplied by the Appraised Value for Model Housing Units, plus
(vii) one hundred percent (100%) of Unrestricted Cash of Borrower or a Subsidiary Guarantor pledged to Agent pursuant to the Security Agreement and held in a deposit account subject to a Control Agreement.
               Notwithstanding the foregoing, (a) the amount calculated pursuant to clause (i) of this definition shall not exceed at any time twenty percent (20%) of the Borrowing Base, (b) the aggregate of amounts calculated pursuant to clauses (i), (ii) and (iii) of this definition shall not exceed at any time forty-five percent (45%) of the Borrowing Base, (c) the aggregate amounts calculated pursuant to clauses (v) and (vi) of this definition shall not exceed at any time forty percent (40%) of the aggregate of the amounts calculated pursuant to clauses (iv), (v) and (vi) of this definition, (d) the amount calculated under this definition with respect to Condo Units shall not exceed at any time twenty percent (20%) of the Borrowing Base, (e) the amount of any Lien in favor of the holders of a purchase money mortgage (other than Agent) shall be deducted from the Borrowing Base, (f) not more than ten percent (10%) of the individual Lots included in the Borrowing Base shall have a purchase money mortgage in favor of a holder other than Agent and (g) the contribution to the Borrowing Base of real estate assets subject to a purchase money mortgage in favor of a holder other than Agent shall not exceed at any time five percent (5%) of the aggregate Borrowing Base.
               Notwithstanding anything herein to the contrary, no calculation of the Borrowing Base nor requirements related to the Borrowing Base shall be necessary prior to the end of the Interim Borrowing Period.
               “Finished Lot” means Entitled Land comprised of a fully developed single-family residential lot with respect to which all development and construction work has been completed (including completion of all public or private roadways necessary to provide sufficient access to such lot and completion of all water, sanitary and storm sewer facilities in capacities sufficient for single-family residential use) so that such lot is ready and of sufficient size for a residence or condominium project to be constructed thereon. The term “Finished Lot” shall not include any land upon which the construction of a residential unit has commenced or lots that fall under the definition of a Presold Housing Unit and have all permitting necessary to commence construction in place.
               “Loan Documents” shall mean this Agreement, the Notes, the Guaranty Agreements, the Security Documents, the Facility L/C Applications, all other documents (if any) from time to time executed and delivered by Borrower or a Guarantor that evidence, secure or guarantee any of the Obligations, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes, the Guaranty Agreements, the Security Documents, the Swingline Loans, the Revolving Credit Loans or the Facility L/Cs, as such documents and instruments may be amended or supplemented from time to time.
               “Lots Under Development” means all Unimproved Entitled Land with respect to which Borrower or any Subsidiary Guarantor has obtained all necessary approvals for its subdivision for residential housing units (including condominium units), and which Borrower or any Subsidiary Guarantor is actively developing into Finished Lots, or which Borrower or any Subsidiary Guarantor reasonably expects to begin development activity within a nine (9) month period; provided, however, that the term “Lots Under Development” shall not include any land upon which the construction of a residential housing unit has commenced; provided, further that, the term “Lots Under Development” shall not include any land which is not actively being developed into Finished Lots within nine (9) months after such land was included in the Borrowing Base as “Lots Under Development”.
               “Maximum Swingline Amount” shall mean Five Million Dollars ($5,000,000).
               “Permitted Liens” shall mean the following: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action; (ii) Liens in connection with worker’s compensation, unemployment insurance or other social security, old age pension or public liability obligations (other than any Lien imposed by ERISA); (iii) Liens in favor of property owners’ associations securing payment of assessments or other charges; (iv) easements, rights-of-way, restrictions, plats, declarations of covenants, conditions and restrictions, condominium declarations, or similar encumbrances on the use of real property which do not interfere with the ordinary conduct of business of Borrower or any Subsidiary Guarantor or materially detract from the value of such real property; (v) Liens in favor of a seller of Unimproved Entitled Land, Lots Under Development or Finished Lots requiring Borrower or any Subsidiary Guarantor to make a payment upon the future sale of such Unimproved Entitled Land, Lots Under Development or Finished Lots in an amount not to exceed five percent (5%) of the gross sales price or in the case of profit sharing agreements an amount that is reasonable and customary in the industry and market; (vi) Liens securing the Obligations pursuant to the Security Documents; and (vii) any Liens of mechanics, materialmen or material suppliers incurred in the ordinary course of business if, with respect to any such Liens securing Indebtedness that is past due, (A) such Liens are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof or (B) a corresponding deduction is made to the Borrowing Base Availability so as to deduct from the Borrowing Base Availability the amount secured by any such Lien on any asset included in the current Borrowing Base calculation.
               “Required Lenders” shall mean, at any particular time, Lenders having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders having at least 66-2/3% of the aggregate amount of the Revolving Credit Loans then outstanding; provided that the Commitment of, and the portion of the Loans held by, any Defaulting Lender shall be excluded for purposes of determining Required Lenders.
               “Secured Indebtedness” shall mean all Indebtedness of Borrower or any of its Subsidiaries (excluding Indebtedness owing to Borrower or any of its Subsidiaries and excluding Indebtedness created under this Agreement and owed to Agent or the Lenders hereunder) that is (a) secured by a Lien on assets of Borrower or any of its Subsidiaries or (b) supported by a guarantee of Borrower or any Subsidiary (including without limitation purchase money Indebtedness, Non-Recourse Indebtedness, obligations under sale/leaseback transactions and obligations under Capital Leases) and in either case is Indebtedness permitted under Section 7.9 hereof; provided, however, that Indebtedness under the Subordinated Notes shall not be Secured Indebtedness solely by reason of clause (b) of this definition.
               “Subordinated Notes” means the (i) 9.5% Senior Subordinated Notes due 2015 issued pursuant to the Indenture, (ii) the Amended Notes, (iii) the Exchanged Notes and (iv) any other notes, debentures or other similar instruments issued by Borrower or any Subsidiary after the date of this Agreement pursuant to either (x) a registered public offering or (y) a private placement of such instruments in accordance with an exemption from registration under the Securities Act of 1933 and/or the Securities Exchange Act of 1934 or similar law, and which other notes, debentures or similar instruments meet the following requirements:
               (a) the maturity date of such instruments must be a date which is the later of (i) five (5) years from the date of issuance and (ii) two (2) years after the Maturity Date;
               (b) such instruments must contain subordination and other provisions and be subject to a subordination agreement, each satisfactory to Agent in its sole discretion (including without limitation standstill provisions and provisions requiring blockage of all payments thereunder for a period of at least one hundred seventy nine (179) days upon the occurrence of an Event of Default;

               (c) such instruments are unsecured;
               (d) such instruments shall not permit any cash interest or principal payments prior to the indefeasible payment in full of the Obligations and termination of the Commitments;
               (e) such instruments shall not contain any covenants;
               (f) such instruments shall not contain any cross default to a Default under any of the Loan Documents;
               (g) any other terms, provisions and events of default contained in such instruments (or in any agreement or indenture under which such instruments are issued) must be less restrictive, taken as a whole, than the covenants, terms, provisions and events of default in this Agreement, as determined by Agent in its sole discretion;
               (h) the aggregate outstanding principal amount of all Subordinated Notes pursuant to this clause (iv) shall not exceed $50,000,000.00 at any time; and
               (i) all terms and conditions shall be reasonably satisfactory to the prior review and approval of Agent.
               “Unimproved Entitled Land” means Entitled Land which is zoned to permit single-family residential development (attached or detached) as a use by right (or comparable classification under local law).

Part B of Schedule 1
The following definitions shall be added to Section 1.1 of the Credit Agreement in alphabetical order:
     “Amended Notes” shall have the meaning set forth in the Fourth Amendment.
     “Appraisal” shall mean a FIRREA-conforming appraisal, in form and substance satisfactory to Agent, prepared by an MAI appraiser satisfactory to Agent which reflects a valuation for the real property in question in accordance with the following requirement:
     (a) with respect to Unimproved Entitled Land, such appraisal shall value such Unimproved Entitled Land on an “as is” basis;
     (b) with respect to Lots, such appraisal shall be based on an “as is” basis;
     (c) with respect to any Model Housing Unit, such appraisal shall be based on the fair market value of individual Housing Units as offered for sale; and
     (d) with respect to any Speculative Housing Unit or any Presold Housing Unit, such appraisal shall be based on (i) the fair market value of Model Housing Units in the related project, if available, with adjustment for all Improvements included in such Speculative Housing Unit or Presold Housing Unit but which are not included in the applicable Model Housing Units, or, (ii) if the fair market value of Model Housing Units in the related project is not available to be calculated in clause (i), the fair market value of such Speculative Housing Unit or any Presold Housing Unit including all Improvements.
     “Appraised Value” shall mean with respect to any Entitled Land, any Lots, any Model Housing Unit, any Speculative Housing Unit or any Presold Housing Unit, the sum of (a) the appraised value of such Entitled Land, Lots, Model Housing Unit, Speculative Housing Unit or Presold Housing Unit as determined by an Appraisal meeting the requirements for an Appraisal set forth in the definition of the term “Appraisal”, plus (b) the amount that Borrower or any Subsidiary Guarantor has actually expended (to the extent such expenditures shall ultimately constitute costs of sales in accordance with GAAP) for the development and construction of such Lots, Model Housing Units, Speculative Housing Units and Presold Housing Units since the date of the applicable Appraisal referred to in clause (a) hereof.
     “Bond Resolution” shall have the meaning set forth in Section 3 of the Fourth Amendment.
     “Borrower and Subsidiary Pledge Agreement” shall mean the Borrower and Subsidiary Pledge Agreement dated as of the Fourth Amendment Effective Date executed by Borrower and each Subsidiary Guarantor in favor of Agent, for the ratable benefit of Lenders, substantially in the form attached hereto as Exhibit L-1, as modified, amended, supplemented or restated from time to time.
     “Borrowing Cap” shall mean $62,100,000.

     “Collateral” shall mean, collectively, all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.
     “Control Agreement” shall mean any control agreement executed by Borrower or any Subsidiary Guarantor, Agent and the depository institution in which cash or Cash Equivalents of Borrower or any Subsidiary Guarantor are being held in a deposit account which control agreement is substantially in the form attached hereto as Exhibit M, as modified, amended, supplemented or restated from time to time, all in form and substance satisfactory to Agent.
     “Contract Sale Price” means the sales price reflected in any agreement of sale satisfying the requirements for an agreement of sale described in the definition of “Presold Housing Unit”, as such sales price may be adjusted in accordance with the terms of such agreement of sale.
     “Defaulting Lender” means, as of any date, any Lender that has (a) failed to make a Loan required to be made by it hereunder, (b) given notice to Agent or Borrower that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Loan hereunder (unless such notice is given by all Lenders) or (c) been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Entitled Land” shall mean Land owned 100% by Borrower or by any Subsidiary Guarantor in fee simple with respect to which (i) all requisite zoning requirements and land use requirements for such Land’s then current use and state of development have been satisfied and (ii) Borrower has sole control and management rights. “Entitled Land” shall include all Unimproved Entitled Land, Lots Under Development and Finished Lots.
     “Exchange Indenture” shall have the meaning set forth in the Fourth Amendment.
     “Exchanged Notes” shall have the meaning set forth in the Fourth Amendment.
     “FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.
     “Fourth Amendment” shall mean the Fourth Amendment to First Amended and Restated Credit Agreement, dated as of January 13, 2009, by and among Borrower, Lenders party thereto and Agent.
     “Fourth Amendment Closing Date” shall mean January 13, 2009.
     “Fourth Amendment Effective Date” shall have the meaning set forth in Section 2.2 of the Fourth Amendment.
     “Interim Borrowing Period” shall mean the period from the Fourth Amendment Effective Date until such time as all Mortgage Requirements have been satisfied with respect to substantially all of the real property assets of Borrower and the Subsidiary Guarantors.

     “Model-Speculative Housing Unit Borrowing Base Percentage” shall mean sixty-five percent (65%), unless (i) Presold Housing Unit Borrowing Base Percentage is being calculated as set forth herein as eighty percent (80%) and (ii) the Borrowing Base (calculated with the Presold Housing Unit Borrowing Base Percentage as 80% and the Model-Speculative Housing Unit Borrowing Base Percentage as 65%) is less than $95,000,000, in which case “Model-Speculative Housing Unit Borrowing Base Percentage shall mean seventy percent (70%).
     “Mortgage Requirements” shall have the meaning ascribed thereto in Section 6.17(e).
     “Mortgages” shall mean, collectively, the mortgages securing the Obligations executed from time to time by Borrower and any Subsidiary Guarantor in favor of Agent, which shall be substantially in the form attached hereto as Exhibit J-1, Exhibit J-2 or J-3, as applicable, with such changes as shall be required to conform each such Mortgage to the applicable laws and customary practices of any other state in which each such Mortgage is to be recorded, all in form and substance satisfactory to Agent, and as the same may be modified, amended, supplemented or restated from time to time.
     “New Equity” shall have the meaning set forth in Section 2.2 of the Fourth Amendment.
     “New Subsidiary” means (i) each new Subsidiary (which is not a Subsidiary of Borrower on the date of this Agreement) of Borrower, (ii) any Subsidiary of Borrower formed or acquired after the date of this Agreement and (iii) any Subsidiary of Borrower existing on the Closing Date but which is not a Guarantor if such Subsidiary at any time owns assets having an aggregate value in excess of $250,000.
     “Owner Guarantor Pledge Agreement” shall mean the Owner Guarantor Pledge Agreement dated as of the Fourth Amendment Effective Date executed by Little Shots, which has approximately an 80% ownership interest in Borrower, in favor of Agent, for the ratable benefit of Lenders, substantially in the form attached hereto as Exhibit L-2, as modified, amended, supplemented or restated from time to time.
     “Permitted Holders” shall mean (1)(a) Elly Nevada, Inc., (b) Norman Nevada, Inc., (c) Larry Nevada, Inc., (d) Little Shots Nevada, L.L.C., (e) Elly Colorado, Inc., (f) Norman Colorado, Inc. (g) Larry Colorado, Inc. and (h) Little Shots Holdings LLC; (2) any equityholder, general partner or managing member of any of the Persons referenced above in clause (1); (3) any officer, director, employee, member, partner or equityholder of the manager or general partner of any of the Persons referenced above in clauses (1) and (2); (4) the spouses and descendants of the Persons referenced in clause (2); (5) in the event of the incompetence or death of any of the Persons referred to in clause (2) and (3) above, such Person’s estate, executor, administrator, committee or other personal representative, in each case who at a particular date shall be the beneficial owner of or have the right to acquire, directly or indirectly, capital stock of Borrower (or any other direct or indirect parent company of Borrower); and (6) any trust created for the benefit of, or any entity or entities wholly-owned by, the Persons referenced above in clauses (1) through (5).

     “Plans and Specifications” shall mean the final architectural and civil plans and specifications, including without limitation all maps, sketches, diagrams, surveys, drawings and lists of materials, for the development of the Land.
     “Pledge Agreements” shall mean the Borrower and Subsidiary Pledge Agreement and the Owner Guarantor Pledge Agreement.
     “Presold Housing Unit Borrowing Base Percentage” shall mean seventy percent (70%), unless the Borrowing Base (calculated with the Presold Housing Unit Borrowing Base Percentage as 70% and the Model-Speculative Housing Unit Borrowing Base Percentage as 65%) is less than $95,000,000, in which case “Presold Housing Unit Borrowing Base Percentage” shall mean eighty percent (80%).
     “Release Consideration” shall have the meaning ascribed thereto in Section 6.18(f).
     “Restructuring Owners” shall mean the holders of the 9.5% Senior Subordinated Notes due 2015 issued pursuant to the Indenture as of the Fourth Amendment Closing Date obtaining a direct ownership or equity interest in Borrower in connection with the Bond Resolution which such aggregate direct ownership or equity interests in Borrower do not exceed 20% of the ownership or equity interests in Borrower.
     “Secured Parties” shall mean the Lenders, Agent and any affiliate of a Lender which affiliate of such Lender enters into a Interest Rate Contract with Borrower or any Guarantor.
     “Security Agreement” shall mean the Security Agreement among Borrower, the Subsidiary Guarantors and Agent, substantially in the form attached hereto as Exhibit K, as modified, amended, supplemented or restated from time to time.
     “Security Documents” shall mean the Security Agreement, Pledge Agreements, the Mortgages, any Control Agreements, any UCC financing statements, and any other documents pursuant to which Borrower or any Subsidiary Guarantor shall grant a Lien to Agent to secure the Obligations, as the same may be modified, amended, supplemented or restated from time to time.

Part C of Schedule 1
The following definitions shall be deleted from Section 1.1 of the Credit Agreement:
•	Adjusted Tangible Net Worth

•	Applicable Unused Fee Rate

•	Level

•	Leverage Ratio

Part D of Schedule 1
The following Sections of the Credit Agreement shall be amended and restated in their entirety:
     2.1 Commitments.
     (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Loans to Borrower from time to time during the Commitment Period, and to purchase undivided interests and participations in Facility L/Cs in accordance with Section 2.16 hereof, in an aggregate principal amount of Revolving Credit Loans made by such Lender and of such Lender’s Ratable Share of the Facility L/C Obligations not to exceed at any time outstanding the amount set forth in Schedule 1 hereto (such Lender’s obligations to make Revolving Credit Loans and to purchase undivided interests and participations in Facility L/Cs in accordance with Section 2.16 hereof in such amounts, as reduced, increased or otherwise modified from time to time pursuant to the terms of this Agreement, being herein referred to as such Lender’s “Commitment”), subject to the limitations set forth in Section 2.1(b), Section 2.1(c) and Section 2.1(d) hereof.
     (b) After the Interim Borrowing Period, no Revolving Credit Loan or Swingline Loan shall be made, nor shall any Facility L/C be issued, that would have the effect of increasing the then outstanding amount of the Borrowing Base Indebtedness to an amount exceeding the Borrowing Base as of the most recent Inventory Valuation Date, provided that a Revolving Credit Loan shall not be deemed to have increased the amount of the Borrowing Base Indebtedness if, and only to the extent that, the proceeds of such Revolving Credit Loan are immediately used to repay a Swingline Loan.
     (c) No Revolving Credit Loan or Swingline Loan shall be made, nor shall any Facility L/C be issued if, prior to or after giving effect to such requested Loan or Facility L/C, the Unrestricted Cash of Borrower exceeds $5,000,000 for more than three (3) consecutive Business Days.
     (d) No Revolving Credit Loan or Swingline Loan shall be made, nor shall any Facility L/C be issued during the Interim Borrowing Period if, prior to or after giving effect to such requested Loan or Facility L/C, the Aggregate Outstanding Credit Exposure exceeds the Borrowing Cap.
     (e) No Revolving Credit Loans shall be made at any time that any Swingline Loan is outstanding, except for Revolving Credit Loans that are used, in whole or in part, on the day on which made, to repay in full the outstanding principal balance of the Swingline Loans. During the Commitment Period and as long as no Default or Event of Default exists, Borrower may borrow, prepay in whole or in part and reborrow Revolving Credit Loans, all in accordance with the terms and conditions hereof.
     (f) Subject to the terms and conditions of this Agreement (including the limitations on the availability of LIBOR Rate Loans and including the termination of the Aggregate Commitment as set forth in Article 9 hereof), the Revolving Credit Loans may from time to time be (i) LIBOR Rate Loans, (ii) ABR Loans, or (iii) a combination thereof, as determined by Borrower and notified to Agent in accordance with Section 2.3 hereof, provided that no Revolving Credit Loan shall be made as a LIBOR Rate Loan after the day that is one month prior to the last day of the Commitment Period.
     2.3 Procedure for Borrowing.
     (a) Borrower may borrow under the Commitments (subject to the limitations on the availability of LIBOR Rate Loans), during the Commitment Period, provided Borrower shall give Agent written notice (the “Notice of Borrowing”), which Notice of Borrowing must be received (i) prior to 11:00 a.m., Charlotte, North Carolina time, at least three (3) Business Days prior to the requested Borrowing Date for any borrowing of LIBOR Rate Loans, or (ii) prior to 10:00 a.m., Charlotte, North Carolina time on or before the requested Borrowing Date for any borrowing of ABR Loans, which Notice of Borrowing shall be irrevocable. Each Notice of Borrowing shall specify (A) the Borrowing Date (which shall be a Business Day), (B) the amount of the requested borrowing and(C) whether the borrowing is to be of LIBOR Rate Loans or ABR Loans. Each borrowing pursuant to the Commitments shall be in the principal amount (1) in the case of ABR Loans, of $1,000,000 or any larger amount which is an even multiple of $100,000, and (2) in the case of LIBOR Rate Loans, of $10,000,000 or any larger amount which is an even multiple of $1,000,000.
     (b) Subject to satisfaction of the terms and conditions of this Agreement, each Lender shall deposit funds with Agent for the account of Borrower by 2:00 p.m. Charlotte, North Carolina time on the Borrowing Date by wire transfer or other immediately available funds equal to its Ratable Share of the Revolving Credit Loans to be made on the Borrowing Date. The Loan(s) will then promptly be made available to Borrower by Agent crediting the account of Borrower on the books of Agent with the aggregate amounts made available to Agent by Lenders, and in like funds as received by Agent.
     (c) Each Lender may book its Loans and its participations in Facility L/Cs at any Lending Office selected by such Lender and may change its Lending Office from time to time. All terms of this Agreement shall apply to any such Lending Office and the Loans and the Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Office. Each Lender and LC Issuer may, by written notice to Agent and Borrower in accordance with Section 11.2 hereof, designate replacement or additional Lending Offices through which Loans will be made by it or Facility L/Cs will be issued by it and for whose account Loan payments or a payment with respect to Facility L/Cs are to be made.
     (d) Each ABR Loan shall continue as an ABR Loan unless and until such ABR Loan is converted into a LIBOR Rate Loan pursuant to Section 3.1 hereof or is repaid in accordance with Section 2.11 hereof. Each LIBOR Rate Loan shall continue as a LIBOR Rate Loan until the end of the then applicable Interest Period therefor, at which time such LIBOR Rate Loan shall be automatically converted into an ABR Loan unless (x) such LIBOR Loan is or was repaid in accordance with Section 2.11 hereof or (y) such LIBOR Rate Loan is continued as a LIBOR Rate Loan in accordance with Section 3.1 hereof.

     (e) Notwithstanding anything to the contrary in this Agreement, Borrower may submit no more than one (1) Notice of Borrowing in any one business week.
     2.4 Unused Fee. Borrower agrees to pay to Agent for the benefit of each Lender an unused fee (the “Unused Fee”) for the Commitment Period, computed at 0.55% per annum on the average daily unused amount of each Lender’s Commitment during the Commitment Period, payable quarterly in arrears and due on each Quarterly Payment Date and on the last day of the Commitment Period, commencing on the first of such dates to occur after the date of this Agreement. For purposes of determining the unused portion of the Aggregate Commitment and the unused portion of a Lender’s Commitment hereunder, the Aggregate Commitment shall be deemed used to the extent of the aggregate face amount of the outstanding Facility L/Cs and Revolving Credit Loans and such Lender’s Commitment shall be deemed used to the extent of such Lender’s Ratable Share of the aggregate face amount of the outstanding Facility L/Cs and Revolving Credit Loans made by such Lender. For purposes of determining the Unused Fee payable to a Swingline Lender, its Swingline Loans shall be treated as usage of its Commitment.
     2.5 Interest; Default Interest.
     (a) Except as provided in Section 2.5(b) hereof, (i) the Revolving Credit Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to (y) in the case of ABR Loans, the Alternate Base Rate in effect from time to time, plus the Applicable ABR Margin in effect for such day, and (z) in the case of LIBOR Rate Loans, the LIBOR Rate determined for the Interest Period applicable thereto, plus the Applicable LIBOR Margin in effect on the first day of such Interest Period, and (ii) the Swingline Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate in effect from time to time, plus the Applicable ABR Margin in effect for such day, plus 0.25%.
     (b) If all or a portion of the principal amount of any of the Revolving Credit Loans made hereunder (whether as ABR Loans or LIBOR Rate Loans or a combination thereof) or the Swingline Loans or any installment of interest on any Revolving Credit Loan or Swingline Loan or any Unused Fee or Facility L/C Fee shall not be paid when due (whether at the stated maturity, by acceleration or otherwise and after any applicable opportunity to cure), any such overdue principal amount and, to the extent permitted by applicable law, any overdue installment of interest on any Revolving Credit Loan or Swingline Loan or any overdue payment of Unused Fee or Facility L/C Fee hereunder shall, without limiting any other rights of Lenders, bear interest at a rate per annum which is the sum of the Alternate Base Rate in effect from time to time, plus the Applicable ABR Margin, plus four percent (4%), from the date of such non-payment until paid in full (before, as well as after, judgment); provided, however, if all or any portion of any principal on any Revolving Credit Loan made as a LIBOR Rate Loan hereunder shall not be paid when due and the then current Interest Period for such LIBOR Rate Loan has not yet expired, the entire principal amount of such LIBOR Rate Loan and, to the extent permitted by applicable law, any overdue installment of interest on such LIBOR Rate Loan shall, without limiting any other rights of Lenders, bear interest at a rate per annum which is the sum of four percent (4%) plus the applicable non-default interest rate (which is the sum of the applicable LIBOR Rate and the Applicable LIBOR Margin) on such LIBOR Rate Loan then in effect from the date of such non-payment until the expiration of the then current Interest Period with respect to such LIBOR Rate Loan (before, as well as after, judgment); thereafter, the entire principal amount of such LIBOR Rate Loan and, to the extent permitted by applicable law, any overdue installment of interest on such LIBOR Rate Loan shall, without limiting any other rights of Lenders, bear interest at a rate per annum which is the sum of the Alternate Base Rate in effect from time to time, plus the Applicable ABR Margin, plus four percent (4%), until paid in full (before, as well as after, judgment).
(c) Interest shall be payable in arrears and shall be due on each Interest Payment Date and on the last day of the Commitment Period.
     2.7 Maturity Date of Commitment; Extension.
     (a) Unless earlier terminated pursuant to the terms of this Agreement, the Aggregate Commitment shall terminate on the Maturity Date, and the unpaid balance of the Revolving Credit Loans and Swingline Loans and all other unpaid Obligations outstanding shall be paid on the Maturity Date.
     (b) Not more than once in any fiscal year of Borrower, Borrower may request an extension of the Maturity Date to the first anniversary of the then scheduled Maturity Date by submitting a request for an extension (the “Extension Request”) to Agent not less than 180 days prior to the then scheduled Maturity Date. Promptly upon (but not later than five (5) Business Days after) Agent’s receipt and approval of the Extension Request, Agent shall deliver to each Lender a copy of, and shall request each Lender to approve, the Extension Request. Each Lender approving the Extension Request shall deliver its written approval no later than 60 days after such Lender’s receipt of the Extension Request. If the written approval of the Extension Request by Lenders whose Ratable Shares equal or exceed 66-2/3% in the aggregate is received by Agent within such 60-day period and provided (i) no Default or Event of Default exists on the effective date of such extension, (ii) Borrower shall deliver title insurance endorsements satisfactory to Agent confirming the priority of the Liens created under the Mortgages and (iii) after the Interim Borrowing Period, Borrower shall provide to Agent evidence satisfactory to Agent that all property taxes owing by Borrower with respect to all Property in the Borrowing Base have been paid, the Maturity Date shall be extended as specified in the Extension Request but only with respect to Lenders that have given their written approval. Borrower shall pay to Lenders approving the extension an extension fee in an amount to be determined by Borrower and Agent, payable on the effective date of such extension. Except to the extent that a Lender that did not give its written approval to such Extension Request (“Rejecting Lender”) is replaced as provided in Section 3.10 hereof, the Loans and all interest thereon, fees and other Obligations owed to such Rejecting Lender shall be paid in full on the Maturity Date as determined prior to such Extension Request (the “Rejecting Lender’s Facility Termination Date”).
     (c) If Lenders whose Ratable Shares equal or exceed 66-2/3% in the aggregate approve the Extension Request, Borrower, upon notice to Agent and any Rejecting Lender, may, subject to the provisions of the next to the last sentence of Section 2.7(d) hereof, terminate the Commitment of such Rejecting Lender (or such portion of such Commitment that is not assigned to a Replacement Lender in accordance with Section 3.10 hereof), which termination shall occur as of a date set forth in Borrower’s notice but in no event more than thirty (30) days following such notice. The termination of a Lender’s Commitment shall be effected in accordance with Section 2.7 (d) hereof.

     (d) If Borrower elects to terminate a Commitment of a Rejecting Lender as provided in Section 2.7(c), Borrower shall pay to the Rejecting Lender on the effective date of such termination all Obligations due and owing to it hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Rejecting Lender, together with accrued interest thereon through the date of such termination, amounts payable under Sections 2.9 and 3.5 hereof and the Unused Fee and Facility L/C Fee payable to such Rejecting Lender. Upon request by Borrower or Agent, the Rejecting Lender will deliver to Borrower and Agent a letter setting forth the amounts payable to such Rejecting Lender as set forth above. Upon the termination of such Rejecting Lender’s Commitment and payment of the amounts provided for in the immediately preceding sentence, Borrower shall have no further obligations to such Rejecting Lender under this Agreement and such Rejecting Lender shall cease to be a Lender, provided, however, that such Rejecting Lender shall continue to be entitled to the benefits of Sections 2.9, 3.5, 3.6 and 11.6 hereof, as well as to any fees accrued for its account hereunder not yet paid, and shall continue to be obligated under Section 11.6(c) hereof with respect to obligations and liabilities accruing prior to the termination of such Rejecting Lender’s Commitment. If, as a result of the termination of the Rejecting Lender’s Commitment, any payment of a LIBOR Rate Loan occurs on a day which is not the last day of the applicable Interest Period, Borrower shall pay to Agent for the benefit of Lenders (including any Rejecting Lender) any loss or cost incurred by Lenders (including any Rejecting Lender) resulting therefrom in accordance with Section 3.5 hereof. Upon the effective date of the termination of the Rejecting Lender’s Commitment, the Aggregate Commitment shall be reduced by the amount of the terminated Commitment of the Rejecting Lender, and each other Lender shall be deemed to have irrevocably and unconditionally purchased and received (subject to the provisions of the next to the last sentence of this Section 2.7(d)), without recourse or warranty, from the Rejecting Lender, an undivided interest and participation in any Facility L/C then outstanding, ratably, such that each Lender (excluding the Rejecting Lender but including any replacement Lender that acquires an interest hereunder from such Rejecting Lender) holds a participation interest in each Facility L/C in proportion to the ratio that such Lender’s Commitment (upon the effective date of such termination of the Rejecting Lender’s Commitment) bears to the Aggregate Commitment (as reduced by the termination of such Rejecting Lender’s Commitment or a part thereof). Notwithstanding the foregoing, if, upon the termination of the Commitment of such Rejecting Lender, the sum of the outstanding principal balance of the Loans and the Facility L/C Obligations would exceed the Aggregate Commitment (as reduced), Borrower may not terminate such Rejecting Lender’s Commitment unless Borrower, on or prior to the effective date of such termination, prepays, in accordance with the provisions of this Agreement, outstanding Loans or causes to be canceled, released and returned to the applicable LC Issuer outstanding Facility L/Cs or deposits cash into the Facility L/C Collateral Account in sufficient amounts in the aggregate such that, on the effective date of such termination, the Aggregate Outstanding Credit Exposure does not exceed the sum of the Aggregate Commitment (as reduced) and the amounts held in the Facility L/C Collateral Account. In the event that Borrower makes such deposit into the Facility L/C Collateral Account, such deposits shall be applied by Agent to pay to the applicable LC Issuer amounts drawn on any Facility L/C that are not reimbursed by Borrower and, provided no Default or Event of Default has occurred that is continuing, shall be returned to Borrower when the Aggregate Outstanding Credit Exposure equals or is less than the Aggregate Commitment.

     2.11 Payments; Pro Rata Treatment.
     (a) Each borrowing by Borrower from Lenders hereunder (other than a Swingline Loan), each payment (including each prepayment (other than a prepayment pursuant to Section 2.7(d))) by Borrower on account of principal of and interest on the Revolving Credit Loans, each payment by Borrower on account of any Unused Fee hereunder and any reduction of the Commitments (in each case, other than pursuant to Section 2.7(d)) shall be made pro rata according to the respective Lenders’ Ratable Shares. All payments (including prepayments) to be made by Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 11:00 a.m., Charlotte, North Carolina time, on the due date thereof to Agent, for the account of Lenders, at Agent’s office at 301 South College Street, Charlotte, North Carolina, or at such other office as directed by Agent from time to time, in Dollars and in immediately available funds. Agent shall promptly distribute such payments to Lenders upon receipt in like funds as received. If any payment hereunder on an ABR Loan becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment hereunder on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
     (b) Prior to the occurrence of a Default, Agent shall apply all payments and prepayments in respect of the Obligations of Borrower under this Agreement or any other Loan Document in such order as shall be specified by Borrower; provided that if Borrower does not specify how such payments and prepayments are to be applied prior to Agent’s receipt of such payments, and prepayments, such amounts received shall be applied, first, to ABR Loans, and second, any excess to LIBOR Rate Loans. After the occurrence of a Default, Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last two sentences of this paragraph, apply all payments and prepayments in respect of any Obligations of Borrower and all proceeds of any enforcement action (or other realization), in the following order:
          (i) first, to pay all costs and expenses incurred in connection with any enforcement (or other realization) of the Loan Documents or any Interest Rate Contract between Borrower or any Guarantor and a Secured Party, including reasonable attorneys’ fees and out-of-pocket expenses actually incurred (but excluding the allocated costs of internal counsel) and enforcement, maintenance or realization of any Collateral;
          (ii) second, to pay all accrued interest on and then principal of any portion of the Loans which Agent may have advanced on behalf of any Lender for which Agent has not then been reimbursed by such Lender or Borrower;
          (iii) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to Agent;

          (iv) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due under the Loan Documents to the Lenders, the Swingline Lender or any LC Issuer (other than the Reimbursement Obligations);
          (v) fifth, to pay all accrued interest in respect of the Loans;
          (vi) sixth, to the ratable payment or prepayment of principal outstanding on the Swingline Loans and any outstanding Reimbursement Obligations, to the extent not previously paid by a mandatory borrowing hereunder;
          (vii) seventh, to the ratable payment or prepayment on a pari passu basis of (y) principal outstanding on the Revolving Credit Loans in such order as Agent may determine in its sole discretion and (z) any amounts then due under any Interest Rate Contract between Borrower or any Guarantor and a Secured Party; and
          (viii) eighth, to the ratable payment of all other Obligations, including without limitation, any obligation to fund any Collateral Shortfall Amount under Article 8.
     Borrower shall remain liable and will pay, on demand, any deficiency remaining in respect of the Obligations, together with interest thereon pursuant to the terms of this Agreement, which interest shall constitute part of the Obligations. The order of priority set forth in clauses (ii) and (iii) above and the related provisions of this Agreement are set forth solely to determine the rights and priorities of Agent. The order of priority set forth in clauses (iv), (v), (vi) and (vii) above may be changed only with the prior written consent of all the Lenders, the Swingline Lender and the LC Issuers without necessity of notice to or consent of or approval by Borrower, or any other Person. The order of priority set forth in clauses (ii) and (iii) above may be changed only with the prior written consent of Agent.
     (c) Borrower may from time to time pay, without penalty or premium, all outstanding ABR Loans, or, in a minimum aggregate amount of $250,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding ABR Loans upon notice to Agent not later than 11:00 a.m. Charlotte, North Carolina time on the date of payment. Borrower may from time to time pay, subject to the payment of any indemnification amounts required by Section 3.5 but without penalty or premium, all outstanding LIBOR Rate Loans, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding LIBOR Rate Loans upon notice to Agent not later than 10:00 a.m. Charlotte, North Carolina time on the date of payment; provided, that, notwithstanding the foregoing, other than any prepayment of Revolving Credit Loans made by Borrower in order to comply with Section 6.4 hereof, no more than two prepayments of Revolving Credit Loans may be made each calendar month.
     (d) In addition to the principal payments otherwise required hereunder, Borrower shall make mandatory prepayments of principal as set forth below:
          (i) Borrower shall pay to Agent for the ratable benefit of Lenders the Release Consideration for any Land sold or released as provided in Section 6.18 upon the closing date for such Land sold and released from the Mortgages;

          (ii) If, at any time after the Interim Borrowing Period, Borrowing Base Indebtedness exceeds the then applicable Borrowing Base, Borrower shall have five (5) Business Days after having knowledge thereof, (A) to prepay the Loans so that the Borrowing Base Indebtedness does not exceed the then applicable Borrowing Base, or (B) to deliver to Agent a more current Borrowing Base Certificate that demonstrates that the Borrowing Base Indebtedness does not exceed the Borrowing Base, or (C) to increase the Unrestricted Cash included in the Borrowing Base so long as such increase shall not result in the Unrestricted Cash of Borrower being greater than $5,000,000, or (D) to otherwise provide cash collateral in accordance with Article 8 such that the Borrowing Base Indebtedness (less any Facility L/C’s which are cash collateralized in accordance with Article 8) does not exceed the then applicable Borrowing Base; and
          (iii) If, at any time Unrestricted Cash of Borrower exceeds $5,000,000 for more than three (3) Business Days, Borrower shall immediately after having knowledge thereof prepay the Loans so that Unrestricted Cash of Borrower does not exceed $5,000,000.
     Amounts repaid hereunder may be reborrowed under this Section 2.11(d) in accordance with this Agreement.
     2.13 The Facility L/Cs. So long as no Default or Event of Default exists, Wachovia Bank and each other Lender that is designated as an LC Issuer in accordance with Section 2.14(a) hereof, agree to issue Facility L/Cs, on the terms and conditions hereof, provided that (a) the aggregate of all Facility L/C Obligations at any one time outstanding shall not exceed Thirty Million Three Hundred Thousand Dollars ($30,300,000), (b) the sum of the aggregate amount of all Loans and the aggregate amount of all Facility L/C Obligations at any one time outstanding shall not exceed the Aggregate Commitment and (c) the issuance of Facility L/Cs is subject to the limitation set forth in Section 2.1(b) hereof. Each letter of credit issued by Wachovia Bank under the terms of the Existing Credit Agreement shall be treated as a Facility L/C issued hereunder.
     2.15 Issuance of Facility L/Cs.
     (a) Borrower may request an LC Issuer to issue a Facility L/C by delivering to such LC Issuer (with a copy to Agent if Agent is not such LC Issuer), no later than 11:00 a.m. (local time at such LC Issuer’s office designated herein) two (2) Business Days prior to the date on which issuance of the Facility L/C is requested by Borrower, a standby letter of credit application and reimbursement agreement in such LC Issuer’s then customary form (the “Facility L/C Application”) completed to the satisfaction of such LC Issuer, together with the proposed form of such letter of credit (which shall comply with the applicable requirements of Section 2.15(b) below) and such other certificates, documents and other papers and information as such LC Issuer may reasonably request.
     (b) Each Facility L/C issued hereunder shall, among other things, (i) be in such form requested by Borrower as shall be acceptable to the LC Issuer thereof in its sole discretion, and (ii) have an expiry date (taking into account any automatic renewal provisions thereof) occurring prior to the Maturity Date. If the Aggregate Commitment is terminated (whether by acceleration, demand, or otherwise), then, not later than simultaneously with such termination, all outstanding

Facility L/Cs shall be returned to the LC Issuer thereof or Borrower shall cash collateralize all outstanding Facility L/Cs in accordance with Article 8 hereof. Each Facility L/C Application and each Facility L/C shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the state in which is located the LC Issuer’s office from which such Facility L/C is issued.
     (c) An LC Issuer shall not issue, amend or extend, at any time, any Facility L/C:
          (i) if the aggregate maximum amount then available for drawing under Letters of Credit issued by such LC Issuer, after giving effect to the Facility L/C or amendment or extension thereof requested hereunder, shall exceed any limit imposed by law or regulation upon such LC Issuer;
          (ii) if, after giving effect to the issuance, amendment or extension of the Facility L/C requested hereunder, the aggregate principal amount of the Facility L/C Obligations would exceed Thirty Million Three Hundred Thousand Dollars ($30,300,000);
          (iii) if, after the Interim Borrowing Period and after giving effect to the issuance, amendment or extension of the Facility L/C requested hereunder, Borrowing Base Indebtedness would exceed the Borrowing Base as of the most recent Inventory Valuation Date;
          (iv) if, after giving effect to the issuance, amendment or extension of the Facility L/C requested hereunder, the sum of (A) the outstanding and unpaid principal amount of the Loans and (B) the Facility L/C Obligations would exceed the Aggregate Commitment;
          (v) if such LC Issuer receives written notice from Agent at or before 11:00 a.m. Charlotte, North Carolina time on the proposed date of issuance, amendment or extension of such Facility L/C that one or more of the conditions precedent contained in Section 2.15(d) below would not on such date be satisfied, unless such conditions are thereafter satisfied or waived and written notice of such satisfaction is given to such LC Issuer by Agent; or
          (vi) that is in a currency other than Dollars.
     (d) The issuance, amendment or extension of any Facility L/C is subject to the satisfaction in full of the following conditions on the date of such issuance, amendment or extension:
          (i) the conditions of Sections 5.1 and 5.2 hereof are satisfied; and
          (ii) no order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain the LC Issuer thereof from issuing the Facility L/C and no law, rule or regulation applicable to such LC Issuer and no directive from any governmental authority with jurisdiction over such LC Issuer shall prohibit such LC Issuer from issuing Letters of Credit generally or from issuing that Facility L/C.
     (e) Upon receipt of any Facility L/C Application from Borrower, the LC Issuer will process such Facility L/C Application, and the other certificates, documents and other papers delivered to such LC Issuer in connection therewith, in accordance with its customary procedures and, upon satisfaction of all conditions contained in this Agreement, shall promptly issue the original of such Facility L/C and deliver it to the beneficiary thereof, or to Borrower which shall deliver such original Facility L/C to the beneficiary, and furnish a copy thereof to Borrower. The LC Issuer shall give Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility L/C.
     (f) No LC Issuer shall extend or amend any Facility L/C unless the requirements of this Section 2.15 are met as though a new Facility L/C were being requested and issued.
     2.20 Obligations Absolute.
     (a) The obligations of the other Lenders to an LC Issuer with respect to Facility L/Cs issued by such LC Issuer, and the Reimbursement Obligations of Borrower with respect to Facility L/Cs, under this Agreement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including without limitation the following:
          (i) the existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary, or any transferee, of any Facility L/C (or any Persons for whom any such beneficiary or any such transferee may be acting), any LC Issuer or any other Person, whether in connection with this Agreement, the transaction contemplated herein, or any unrelated transaction (including any underlying transaction between Borrower or any Subsidiary and the beneficiary of such Facility L/C);
          (ii) any draft, certificate, statement or any other document presented under any Facility L/C proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
          (iii) payment by an LC Issuer under any Facility L/C against presentation of a draft or certificate which does not comply with the terms of such Facility L/C, provided that such LC Issuer has made such payment to the beneficiary set forth on the face of such Facility L/C;
          (iv) the occurrence or any Default or Event of Default;
          (v) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
          (vi) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing.
     (b) Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility L/C, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take such action. Notwithstanding any other provision of this Section 2.20, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility L/Cs.
     4.3 Power; Authorization; Enforceable Obligations. Borrower and each Subsidiary Guarantor has the corporate, partnership or limited liability company (as applicable) power and authority to make, deliver and perform the Loan Documents to which it is a party and (in the case of Borrower) to borrow hereunder, and has taken all corporate or other action necessary to be taken by it to authorize (a) (in the case of Borrower) the borrowings on the terms and conditions of this Agreement and the Notes, and (b) the execution, delivery and performance of the Loan Documents to which it is a party. No consent, waiver or authorization of, or filing with any Person (including without limitation any Governmental Authority) is required to be made or obtained by Borrower in connection with the borrowings hereunder or by Borrower or any Guarantor in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party. This Agreement has been, and each Note and each other Loan Document will be, duly executed and delivered on behalf of Borrower or each Guarantor (as the case may be), and this Agreement constitutes, and each Note and each other Loan Document when executed and delivered hereunder will constitute, a legal, valid and binding obligation of Borrower or the Subsidiary Guarantors or the Owner Guarantors (as the case may be), enforceable against Borrower or the Subsidiary Guarantors or the Owner Guarantors (as the case may be), in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, arrangement or other similar laws relating to or affecting the rights of creditors generally and the limitations, if any, imposed by the general principles of equity and public policy.
     4.4 No Legal Bar. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof and the execution, delivery and performance by the Subsidiary Guarantors of the Subsidiary Guaranty Agreements and the other Loan Documents (a) do not violate any Requirement of Law or Contractual Obligation of Borrower or any of Borrower’s Subsidiaries, (b) do not contravene the articles of incorporation, charter, bylaws, partnership agreement, articles or certificate of formation, operating agreement or other organizational documents of Borrower or any of Borrower’s Subsidiaries and (c) do not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation.
     4.5 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower or any of Borrower’s Subsidiaries or against any of their respective properties or revenues (a) with respect to this Agreement, the Notes or any other Loan Document or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of Borrower and Borrower’s Subsidiaries taken as a whole.

     4.16 Ownership and Liens.
     (a) Borrower and each Subsidiary have title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.1 hereof (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by Borrower or any Subsidiary and none of their leasehold interests is subject to any Lien, except for (a) Permitted Liens, (b) Liens pursuant to Secured Indebtedness permitted under Section 7.1, (c) Liens incurred or deposits made in the ordinary course of business to secure performance of tenders, statutory obligations, surety and appeal bonds, bid, leases, government contracts, performance and return-of-money bonds and similar obligations (exclusive of obligations for the payment of borrowed money), (d) leases and subleases (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of Borrower and its Subsidiaries, (e) Liens on assets that are not included in the Borrowing Base incurred in connection with a sale/leaseback transaction, (f) judgment Liens not giving rise to an Event of Default, (g) any right of first refusal, right of first offer, option, contract or other agreement to sell an asset, (h) Liens of a lessor under any Capital Leases, and (i) banker’s Liens (and rights of set off) arising in accordance with applicable law.
     (b) Schedule 4.16 contains a complete and accurate list as of the Fourth Amendment Effective Date of the location, by state, county and street address (if such street address is available), of (i) all real property in which Borrower or any Subsidiary has any interest as owner and (ii) each other location where any of the Collateral is located or where any records relating to the Collateral are kept, if any. To the extent such real property will be a part of the Collateral, the recording office in which the Mortgage applicable to such real property will be filed and the record owner of such real property are also listed on Schedule 4.16. Borrower and Subsidiary Guarantors are the record and beneficial owners of all of the presently existing Collateral covered by the Security Documents, in each case free and clear of all Liens, except for Permitted Liens. Borrower and its Subsidiaries have good, marketable and insurable fee simple title in all real property listed on Part A of Schedule 4.16, free and clear of all Liens, except for Permitted Liens. Borrower and Subsidiary Guarantors are in possession of all real property constituting part of the Collateral and no default by Borrower or Subsidiary Guarantors exists and Borrower and Subsidiary Guarantors do not have any knowledge of any other default under any agreement relating to any real property constituting part of the Collateral, to the extent that any such default would result in loss of possession, the imposition of any Lien (other than Permitted Liens) or loss of any ownership interest in any such real property; no Lien exists on or with respect to the interest of Borrower and Subsidiary Guarantors in any such real property, other than Permitted Liens. Each party other than Borrower and Subsidiary Guarantors in possession of any part of the real property which is a part of the Collateral is listed on Schedule 4.16, together with the terms of such possession (i.e., lease or other agreement, monthly payment and term of agreement).
     (c) Each of Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower and its Subsidiaries does not infringe upon the rights of another Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on Borrower or any of its Subsidiaries.

     (d) All capital stock, debentures, bonds, notes and all other securities of Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of capital stock of Borrower’s wholly-owned Subsidiaries are owned by Borrower, directly or indirectly, free and clear of any Lien or adverse claim, except for the Liens provided in the Borrower and Subsidiary Pledge Agreement. At least a majority of the issued shares of capital stock of each of Borrower’s other Subsidiaries (other than wholly-owned Subsidiaries) is owned by Borrower, directly or indirectly, free and clear of any Lien or adverse claim, except for the Liens provided in the Borrower and Subsidiary Pledge Agreement. The issued member interests of Borrower held by any Owner Guarantor are owned by such Owner Guarantor, directly or indirectly, free and clear of any Lien or adverse claim, except for the Liens provided in the Owner Guarantor Pledge Agreement.
     5.2 Conditions to All Loans. In addition to the other terms and conditions of this Agreement with respect to the making of Loans and the issuance of Facility L/Cs, the obligation of each Lender to make any Loan and of the LC Issuers to issue, amend or extend any Facility L/C hereunder on any date (including without limitation the first Borrowing Date) is subject to the satisfaction of the following conditions precedent as of such date:
     (a) Representations and Warranties. The representations and warranties made by Borrower in this Agreement and any representations and warranties made by Borrower or any Subsidiary of Borrower which are contained in any other Loan Document, any other certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Loan or issuance of such Facility L/C as if made on and as of such date unless stated to relate to a specific earlier date.
     (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made or Facility L/C to be issued, amended or extended on such date.
     (c) Facility L/C Application. In the case of the issuance, amendment or extension of any Facility L/C, Borrower shall have delivered to the applicable LC Issuer a Facility L/C Application in accordance with Section 2.15 hereof for each Facility L/C that Borrower has requested such LC Issuer to issue, amend or extend.
     (d) Borrowing Base Certificate. In the case of any request for a Loan or issuance, amendment or extension of a Facility L/C after the Interim Borrowing Period, Borrower shall have delivered its monthly Borrowing Base Certificate for the preceding month showing the calculation of the Borrowing Base.
     (e) Borrowing Base. Such borrowing or the issuance, amendment or extension of such Facility L/C shall not violate the provisions of Section 2.1 or Section 2.22 hereof.
     (f) Loan Documents. The Loan Documents shall have been duly executed and delivered by Borrower and all Guarantors which are parties thereto to Agent.

     (g) Cash Limit. Borrower shall certify to Agent that prior to, and after giving effect to, such borrowing or issuance, Unrestricted Cash of Borrower shall not exceed $5,000,000 for more than three (3) consecutive Business Days.
Each borrowing by Borrower and each submission of a Facility L/C Application under this Agreement shall constitute a representation and warranty by Borrower as of the date of such borrowing or submission of such Facility L/C Application that the conditions contained in the foregoing paragraphs of this Section 5.2 have been satisfied.
     6.2 Certificates; Other Information. Furnish to each Lender and Agent:
     (a) concurrently with the delivery of each financial statement referred to in Section 6.1(a) above and each financial statement referred to in Section 6.1(b) above, a certificate of the Chief Financial Officer of Borrower (in the form of Exhibit F attached hereto or such other form as shall be reasonably acceptable to Agent) stated to have been made after due examination by such Chief Financial Officer (i) stating that, to the best of such officer’s knowledge, Borrower and each of its Subsidiaries during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition contained in this Agreement, the Notes and the other Loan Documents to be observed, performed or satisfied by it, and that such Chief Financial Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of Sections 6.10, 6.15, 7.1, 7.5, 7.6(g), 7.10 and 7.12 hereof;
     (b) concurrently with the delivery of the financial statements referred to in Section 6.1(a) above, a copy of the management prepared business plan and budget of Borrower and its Subsidiaries for the current fiscal year;
     (c) within sixty (60) days after the end of each quarterly period of each fiscal year, a sales report identifying as to Borrower and its Subsidiaries the inventory of real estate operations, including Land and Housing Units as of such date, designated in such categories as are reasonably required by Agent; such summary shall include a delineation of sold or unsold items in each category;
     (d) promptly upon receipt thereof, copies of all final reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the books of Borrower or any of its Subsidiaries made by such accountants, including without limitation any final comment letter submitted by such accountants to management in connection with their annual audit;
     (e) copies of all reports, notices and other information furnished to any holder of any Subordinated Notes as and when such reports, notices and other information are so furnished to such holder; and
     (f) promptly, on notice to Borrower, such additional financial and other information as any Lender may from time to time reasonably request.
     6.3 Borrowing Base Certificate. After the Interim Borrowing Period, furnish to Agent as soon as available, but in any event within twenty (20) days after the end of each calendar month, a Borrowing Base Certificate, certified by the Chief Financial Officer of Borrower, showing the calculation of the Borrowing Base as of the second (2nd) to last Tuesday of such month.
     6.4 Compliance with Borrowing Base Requirements. At any time any Borrowing Base Certificate required to be furnished to Agent in accordance with Section 6.3 hereof indicates that the aggregate amount of Borrowing Base Indebtedness outstanding exceeds the Borrowing Base, within fifteen (15) calendar days after the delivery of such Borrowing Base Certificate to Agent, (a) reduce the principal amount of the Loans and undrawn and drawn Facility L/Cs (or, if no Loans are outstanding, provide cash collateral for undrawn Facility L/Cs in accordance with Article 8) or other Borrowing Base Indebtedness then outstanding by an amount sufficient to reduce the aggregate amount of Borrowing Base Indebtedness outstanding to be equal to or less than the Borrowing Base, or (b) deliver to Agent a more current Borrowing Base Certificate that demonstrates that the aggregate amount of Borrowing Base Indebtedness does not exceed the Borrowing Base.
     6.7 Maintenance of Property, Insurance.
     (a) Keep all property useful in and necessary to its business in good working order and condition;
     (b) Maintain, at Borrower’s sole cost and expense, the following insurance: (i) comprehensive commercial general liability insurance (including public liability, general liability and business interruption insurance) for Borrower and Subsidiary Guarantors and insurance with respect to their property against such casualties, contingencies and risks and in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or similar business, (ii) “All-Risk” fire and extended coverage hazard insurance (including include fire, vandalism, sinkhole (if applicable) and malicious mischief coverage) covering the Property related to any Land owned by Borrower or any Subsidiary Guarantor in an aggregate amount of not less than 100% of the agreed upon full insurable replacement value of the Property, including coverage for loss of rents or business interruption; (iii) during the course of any construction, reconstruction, remodeling or repair of any Improvements, builders’ all-risk extended coverage insurance in amounts based upon the completed replacement value of the Improvements (excluding site improvements, below grade improvements, roads, foundations, parking areas, paths, walkways and like improvements) and endorsed to provide that occupancy by any person shall not void such coverage; (iv) insurance which complies with the workers’ compensation and employers’ liability laws of all states in which Borrower and Subsidiary Guarantors shall be required to maintain such insurance; and (v) such other insurance as Agent may reasonably require.
     (c) Each insurance policy required under this Section shall: (i) be written by an insurance company authorized or licensed to do business in the state within which any Land is located having an Alfred M. Best Company, Inc. rating of “A-“ or higher and a financial size category of not less than IX; (ii) be for terms of at least one year, with premium prepaid for the term of the policy; (iii) be subject to the reasonable approval of Agent as to insurance companies, amounts, content, forms of policies and expiration dates; (iv) name Agent, its successors and assigns (1) as an additional insured and loss payee under all liability insurance policies, and (2)

as the first mortgagee, under a standard non-contributory mortgagee clause, on all property insurance policies and all loss of rents or loss of business income insurance policies; and (v) contain provisions providing for written notice to Agent at least thirty (30) days prior to any cancellation, termination or modification thereof (if, in the case of any termination or modification, Borrower or any Subsidiary knows or has reason to know of such termination or modification), or of any coverage provided that if such cancellation or termination is due to non-payment of premiums, the time period for such notice may not be less than ten (10) days.
     (d) At least thirty (30) days prior to the expiration of any insurance policy required herein, Borrower shall furnish evidence satisfactory to Agent that such policy has been renewed or replaced or is no longer required.
     (e) Notwithstanding the foregoing, in the event Borrower or any Subsidiary fails to maintain insurance accordance with this Section 6.7, and Agent elects to obtain insurance to protect its interests hereunder, Agent may obtain insurance in any amount and of any type Agent deems appropriate to protect Agent’s interest only and Agent shall have no duty or obligation to any Borrower or any Guarantor or Subsidiary to maintain insurance in any greater amount or of any other type for the benefit of any Borrower or any Guarantor or Subsidiary. All insurance premiums incurred or paid by Agent shall be at Borrower’s sole cost and expense. Agent’s election to obtain insurance shall not be deemed to waive any Event of Default hereunder.
     6.10 Maintenance of Tangible Net Worth. Maintain Tangible Net Worth in amounts at all times equal to or exceeding (i) 55% of the Tangible Net Worth for the fiscal period ending November 30, 2008, after giving effect to any adjustments (proforma or actual when available) related to the Bond Resolution or the Fourth Amendment including, but not limited to (x) any gain realized from the exchange of the 9.5% Senior Subordinated Notes for the Exchanged Notes, (y) the New Equity and (z) an adjustment up to $31,000,000 representing the aggregate amount of all interest payments due on the Exchanged Notes which must be shown as a liability on the balance sheet of Borrower in accordance with GAAP and which interest payments shall not be required to commence prior to 2012, plus (ii) fifty percent (50%) of any and all new equity received after the Fourth Amendment Effective Date (excluding the New Equity), plus (iii) fifty percent (50%) of positive net income earned in any quarter ended after the Fourth Amendment Effective Date.
     6.11 [Intentionally omitted.]
     6.12 [Intentionally omitted.]
     6.13 Additional Subsidiaries and Guarantors. (a) Cause (i) each New Subsidiary to, on or before the date ten (10) days prior to the last day of the fiscal quarter in which such Subsidiary is formed, acquired or first owns assets in excess of $250,000, (A) become a “Subsidiary Guarantor” by execution and delivery of a Supplemental Subsidiary Guaranty by such Subsidiary to Agent, (B) become a party to, and agree to be bound by the terms of, the Security Agreement and Borrower and Subsidiary Pledge Agreement pursuant to an instrument in form and substance reasonably satisfactory to Agent which instrument shall be executed by such New Subsidiary and delivered to Agent and cause to be filed any financing statements necessary to perfect the Lien of Agent in such New Subsidiary’s assets, (C) execute and cause to be filed, in favor of Agent for the benefit of Lenders to secure the Obligations, Mortgages constituting a fully perfected Lien on, and security interest in, all right, title and interest of such New Subsidiary to, in each case prior and superior in right to any other Lien (subject to the Permitted Liens) on, all Land owned by such New Subsidiary and cause the Mortgage Requirements for each such parcel of Land to be completed concurrently with the filing of such Mortgage (or within 30 days thereafter or such additional reasonable time as Agent may determine in its sole discretion with respect to each individual Mortgage and parcel of Land), (D) deliver such proof of corporate or other appropriate action, incumbency of officers, opinions of counsel and other documents delivered by the Subsidiary Guarantors pursuant to Section 5.1 hereof or as Agent shall have reasonably requested in each case, and (ii) cause Borrower or any Subsidiary (the “Pledgor Subsidiary”) to, pledge one hundred percent (100%) of the shares of capital stock owned by Borrower or such Pledgor Subsidiary in any New Subsidiary pursuant to the Borrower and Subsidiary Pledge Agreement or a supplement thereto and deliver to Agent the certificates representing such shares of capital stock of the New Subsidiary together with stock powers executed in blank. After the Interim Borrowing Period, Borrower shall also cause the requirements of this Section 6.13(a) and of Section 6.17(e) to be satisfied prior to any assets owned by such New Subsidiary being included in the Borrowing Base.
     (b) Cause each Person (other than any Guarantor) that obtains after the date of this Agreement a direct ownership or equity interest in Borrower (other than (A) a Special Membership Interest, as such term is defined in the Amended and Restated Regulations of Borrower dated as of September 1, 2005, as amended November 29, 2005 (the “AW Regulations”), which interest is limited to the special allocations of the profits and cash distributions from the Pinery Joint Venture and which, except as expressly provided in the AW Regulations, shall not confer any rights to participate in the management or operation of Borrower or (B) the Restructuring Owners) or Little Shots after the date of this Agreement to (i) become an “Owner Guarantor” by execution and delivery of a Supplemental Owner Guaranty by such Person to Agent, (ii) with respect Persons obtaining a direct ownership or equity interest in Borrower, enter into an Owner Guarantor Pledge Agreement, cause to be filed any financing statements necessary to perfect the Lien of Agent in the ownership interests of Borrower pledged thereunder, and deliver any certificates evidencing the ownership interests of Borrower pledged thereunder to Agent, and (iii) to deliver such proof of corporate or other appropriate action, incumbency of officers, opinions of counsel and other documents delivered by the Owner Guarantors pursuant to Section 5.1 hereof or as Agent shall have reasonably requested in each case, on or before the date 10 days prior to the last day of the fiscal quarter in which such Person became a direct holder of ownership or equity interests in Borrower or Little Shots.
     6.15 Minimum Liquidity. During the Interim Borrowing Period, Borrower shall maintain (a) Unrestricted Cash plus (b) the Borrowing Cap minus (c) the aggregate principal amount of the Loans outstanding and Facility L/C Obligations, in an amount of not less than $6,000,000. After the Interim Borrowing Period, if, as of the last day of the fiscal quarter most recently ended, the ratio of (1) Adjusted Cash Flow From Operations to (2) Interest Expense for either (A) more than one of the last four quarters then ended is less than 1.50 to 1.00, or (B) any of the last four fiscal quarters then ended is less than 1.25 to 1.00, then on and after such day, Borrower shall maintain Unrestricted Cash, together with any Borrowing Base Availability, in an amount of not less than the greater of (i) (y) $20,000,000 if the current Borrowing Base (calculated with the Presold Housing Unit Borrowing Base Percentage as 70% and the Model-

Speculative Housing Unit Borrowing Base Percentage as 65%) is equal to or greater than $95,000,000 and (z) $15,000,000 if the current Borrowing Base (calculated with the Presold Housing Unit Borrowing Base Percentage as 70% and the Model-Speculative Housing Unit Borrowing Base Percentage as 65%) is less than $95,000,000, and (ii) 1.5 times the Interest Expense (excluding any imputed interest) for the four (4) consecutive fiscal quarters most recently ended.
     7.1 Limitation on Secured Indebtedness. Create, incur, assume or suffer to exist any Secured Indebtedness other than Indebtedness subject to Permitted Liens.
     7.2 Easements Encumbrances, Liens and Restrictive Covenants. With respect to any of the Property included in the Borrowing Base, Borrower shall not, without the prior written consent of Agent, create, place, suffer or permit to be created or placed or, through any act or failure to act, acquiesce in the placing or allow to remain, any Lien, regardless of whether same is expressly subordinate to the Obligations, or grant any easement or impose any restrictive covenants, or execute or file any subdivision plat, other than Permitted Liens; or contractually agree with any other Person to provide such Person a negative pledge, or other covenant similar to this Section 7.2, except as set forth in Section 4.11 of the Indenture (as amended in connection with Bond Resolution) or the Exchange Indenture, and, with respect to specific collateral pledged (excluding in any case any assets included in the Borrowing Base), except as set forth in documents evidencing Secured Debt.
     7.4 [Intentionally omitted.]
     7.5 Land Components. Permit Land Value to exceed $115,000,000.00. Notwithstanding the foregoing, (a) for the reporting period beginning on December 1, 2009, Land Value shall not exceed, at any one time, an amount representing the equivalent of 3.5 times the applicable year’s Supply (as defined below) and (b) for the reporting period beginning on June 1, 2010 and thereafter, Land Value shall not exceed, at any one time, an amount representing the equivalent of 3.0 times the applicable year’s Supply. For the purpose of the foregoing, the applicable year’s “Supply” shall be the quotient of (1) the total number of Lots owned minus (A) all Lots owned by Borrower in the Pinery subdivision located in Douglas County, Colorado and (B) all Lots consisting of Presold Housing Units and Speculative Housing Units divided by (2) two times the total number of sales of Lots for the preceding six (6) months.
     7.6 Investments, Loans and Advances. Make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:
     (a) investments, loans or advances, the material details of which have been set forth in the financial statements delivered to Agent and which are disclosed to Agent and Lenders in Schedule 7.6 hereto;
     (b) investments in or loans or advances to Subsidiary Guarantors;
     (c) investments in or loans or advances to Subsidiaries which are not Guarantors; provided that any such investments, loans and advances do not exceed $250,000 in the aggregate per Subsidiary at any one time;

     (d) investments in direct obligations of the United States of America or any agency thereof;
     (e) investments in certificates of deposit of maturities less than one (1) year, issued by commercial banks in the United States of America having capital and surplus in excess of $50,000,000;
     (f) investments in commercial paper of maturities less than one (1) year, if at the time of purchase such paper is rated in either of the two highest rating categories of S&P, Moody’s or, if either the S&P or Moody’s rating is not available, any other rating agency selected by Agent; and
     (g) investments in, loans or advances to, or, as indicated in Section 7.9(xiv) hereof, guarantees of indebtedness of Joint Ventures in an aggregate amount not to $10,000,000.
     7.8 Limitation on Payment of Subordinated Indebtedness. Pay, repay, purchase or defease any Subordinated Indebtedness, directly or indirectly, in cash or in other property, or by set-off or in any other manner, unless and until all Obligations have been paid in full and all Commitments have been terminated. Notwithstanding the foregoing, Borrower or any Subsidiary may (a) make scheduled payments of interest (including any default interest) on the Subordinated Indebtedness, (b) repay Subordinated Indebtedness upon its scheduled maturity, (c) pay reasonable amounts required or permitted in accordance with the Bond Resolution as approved by Agent in its sole discretion, and (d) repurchase the Amended Notes from the proceeds of either additional equity of Borrower or additional Indebtedness incurred as permitted by this Agreement, so long as, with respect to clauses (a), (b), (c) and (d) above, no Default or Event of Default has occurred and is continuing or would occur as a result of making such payment, redemption, purchase or repayment, as the case may be.
     7.9 Indebtedness. Neither Borrower nor any Subsidiary will create, incur or suffer to exist any Indebtedness, except, without duplication and without duplication as to Borrower and Subsidiaries:
     (i) The Obligations.
     (ii) Indebtedness existing on the date hereof (and not otherwise permitted under this Section 7.9) and described in Schedule 7.9 hereto and Refinancing Indebtedness with respect thereto.
     (iii) Indebtedness owed to a seller of Unimproved Entitled Land, Lots Under Development or Finished Lots under the terms of which Borrower or such Subsidiary, as obligor, is required to make a payment upon the future sale of such Unimproved Entitled Land, Lots Under Development or Finished Lots in an amount not to exceed five percent (5%) of the gross sales price or, in the case of profit sharing agreements between such seller and Borrower or such Subsidiary, an amount that is reasonable and customary in the industry and market, provided, that such Indebtedness is subordinated to the Obligations in a manner satisfactory to Agent.
     (iv) Rate Hedging Obligations entered into in respect of the Obligations.

     (v) Intercompany Indebtedness between Borrower and any Guarantor or between any Guarantors; provided, however, that (a) any Indebtedness of Borrower owed to a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement approved by Agent in its sole discretion, to Borrower’s Obligations hereunder and (b) upon any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or such Indebtedness being owned to any Person other than Borrower or a Subsidiary Guarantor, Borrower or such Subsidiary Guarantor hereunder, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (v).
     (vi) Trade accounts payable and accrued expenses arising or occurring in the ordinary course of business.
     (vii) Indebtedness owing under Capital Leases incurred in the ordinary course of business for the acquisition of office equipment and other personal property not to exceed $250,000 in any single instance.
     (viii) Indebtedness with respect to Facility L/Cs.
     (ix) Indebtedness consisting of taxes payable, obligations in respect of, customer deposits, all to the extent incurred in the ordinary course of Borrower’s or any Subsidiary’s business.
     (x) Indebtedness under the 9.5% Senior Subordinated Notes due 2015, the Amended Notes and the Exchanged Notes; provided that the outstanding principal amount due under the 9.5% Senior Subordinated Notes due 2015, the Amended Notes and the Exchanged Notes (excluding the outstanding amount due under the 9.5% Senior Subordinated Notes due 2015 issued pursuant to the Indenture and under the Exchanged Notes) shall not exceed $71,000,000 at any time.
     (xi) Non-Recourse Indebtedness secured by purchase-money Liens on any Property hereafter acquired or the assumption of any Lien on Property existing at the time of such acquisition (and not created in contemplation of such acquisition), or by a Lien incurred in connection with any conditional sale or other title retention; provided that
     (A) Any Property subject to any of the foregoing is acquired by Borrower or any Subsidiary in the ordinary course of its respective business and the Lien on any such Property attaches to such asset concurrently or within ninety (90) days after the acquisition thereof; and
     (B) Each Lien shall attach only to the Property so acquired.
     (xii) Performance bonds, completion bonds, guarantees of performance, and guarantees of Indebtedness of a special district entered into in the ordinary course of business.
     (xiii) Subordinated Notes (other than those described in clause (x) above) if the outstanding principal amount due under such Subordinated Notes does not exceed $50,000,000.00 in the aggregate.

     (xiv) Indebtedness arising under a guarantee of indebtedness of any Joint Venture (provided that such guarantee shall be deemed to be an investment in such Joint Venture and subject to the limitation in Section 7.6(g) hereof).
     (xv) Indebtedness consisting of obligations under lot purchase agreements to the extent incurred in the ordinary course of Borrower’s or any Subsidiary’s business.
     (xvi) Indebtedness which arises pursuant to a guarantee of payment or collection, guaranteeing the Indebtedness of Borrower or any Subsidiary which is permitted under clause (xv) of this Section 7.9.
     (xvii) Indebtedness which arises pursuant to a guarantee of payment or collection, guaranteeing the Indebtedness of Borrower or any Subsidiary which is permitted under clauses (i) through (x) or (xii) or (xiii) of this Section 7.9.
     Notwithstanding anything herein to the contrary, the aggregate Indebtedness permitted under clause (xi), (xiv), (xv) and (xvi) shall not exceed more than:
     (a) $30 million Indebtedness outstanding at any one time incurred solely for the acquisition of real estate assets, borrowed from third parties unaffiliated with the Permitted Holders which Indebtedness may rank senior in priority in right of payment to the Subordinated Notes but shall rank no higher than pari passu in right of payment with the Obligations; provided that to the extent any or all of such Indebtedness is secured from parties affiliated with the Permitted Holders, such Indebtedness shall rank no higher than pari passu in right of payment with the Subordinated Notes and shall be subordinated in right of payment to the Obligations; and
     (b) $30 million of Indebtedness outstanding at any one time ranking pari passu in right of payment with the Subordinated Notes and subordinated in right of payment to the Obligations; provided that in no event shall the aggregate of Indebtedness incurred pursuant to clause (a) and this clause (b) exceed the sum of $60 million.
     7.10 Limitation on Distributions. Declare or make, directly or indirectly, any Distribution, or incur any obligation (contingent or otherwise) to do so, provided, however, notwithstanding the foregoing, so long as no Default shall have occurred and be continuing at the time of any Distribution or would result therefrom, Borrower may make Distributions to its direct parents in amounts required to pay federal, state and local income taxes payable by such direct parent that are solely attributable to the pretax operating income of Borrower and its Subsidiaries by virtue of Borrower being a pass-through entity for federal or state income tax purposes; provided, however, that (a) the amount of Distributions paid with respect to such tax obligations at any time will not exceed the amount of such federal, state and local income taxes actually owing by any such direct parent at such time for the respective period (excluding any tax liability of any such direct parent not attributable to Borrower or its Subsidiaries) (provided that Borrower may make periodic Distributions based on an estimate of such tax liability with an annual reconciliation at the end of each tax year) and (b) any refunds received by or on behalf of, or any overpayment based on the annual reconciliation to, any of Borrower’s direct parents attributable to Borrower and its Subsidiaries shall, at such direct parents’ election, either (1)

promptly be returned by such direct parent to Borrower or (2) be credited against Borrower’s ability to make additional Distributions pursuant to the foregoing provisions of this Section 7.10; provided, further, however, that nothing in this Section 7.10 shall allow Borrower to make distributions in excess of 40% of the amount which would be set forth opposite the caption “net income” (or any like caption) in a consolidated statement of income or operations of Borrower and its Subsidiaries for such period prepared in accordance with GAAP allocated to its direct parent for income tax purposes (before taking into account the Built in Loss and any such gain included in such net income resulting from forgiveness of indebtedness income realized as a result of the exchange of the 9.5% Senior Subordinated Notes due 2015 issued pursuant to the Exchange Indenture) (provided that such 40% deemed rate shall be subject to adjustment to reflect changes to applicable federal and state tax rates as approved from time to time by the independent director of Borrower in his or her reasonable judgment). The term “Built in Loss” as used in this Section 7.10 shall mean (i) any operating loss attributable to the period prior to the admission of holders of any Subordinated Notes as members of Borrower in connection with the Bond Resolution, and (ii) cumulative differences attributable to book and tax balance sheet carrying amounts at the Fourth Amendment Effective Date including, without limitation, the difference between the adjusted tax basis and fair market value of Borrower’s assets on the Fourth Amendment Effective Date (including for this purpose assets held by Borrower’s Subsidiaries).
     7.11 Ownership and Management. Permit the sale or transfer of any of the ownership interests in Borrower or any Subsidiary Guarantor if the owners of each of the Subsidiary Guarantors and Borrower, as of the Fourth Amendment Closing Date, do not maintain at least 51% of the ownership interests having voting power for the election of directors or similar governing body of such Subsidiary Guarantor or Borrower; provided, however, that there shall be no limit on the sale or transfer of the ownership interests in Borrower to any Owner Guarantor. Upon any sale or transfer of all of the direct ownership interests of Borrower and Little Shots held by any Owner Guarantor that is not prohibited by this Agreement, such Owner Guarantor’s obligations under the Owner Guaranty automatically shall be terminated in accordance with Section 10 of the Owner Guaranty.
     ARTICLE 9: DEFAULTS, EVENTS OF DEFAULT; DISTRIBUTION OF PROCEEDS AFTER EVENT OF DEFAULT
     Upon the occurrence of any of the following events:
     (1) Borrower shall fail to pay any principal of any Note or make any reimbursement (including payment of Reimbursement Obligations) in connection with any Facility L/C when due in accordance with the terms thereof and such failure shall continue uncured for five (5) Business Days; or
     (2) Borrower shall fail to pay (a) any interest on any Note or in connection with any Facility L/C, or (b) any fee, charge or other amount payable hereunder, and such failure shall continue uncured for five (5) Business Days; or
     (3) any representation or warranty made or deemed made by Borrower or any Guarantor herein, in any other Loan Document or which is contained in any certificate,

document or financial or other statement furnished at any time under or in connection herewith or therewith, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
     (4) (a) Borrower shall default in the observance or performance of Section 7.18 of this Agreement; or (b) Borrower shall default in the observance or performance of any covenant or agreement contained in any other provision of this Agreement which default under this clause (b) shall remain uncured thirty (30) days after Agent or any Lender notifies Borrower that such a default has occurred, which notice shall specify the nature of the default; or
     (5) (a) Borrower, any Owner Guarantor or any of Borrower’s Subsidiaries shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Borrower, any Owner Guarantor or any of Borrower’s Subsidiaries shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against Borrower, any Owner Guarantor or any of Borrower’s Subsidiaries any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief of any such adjudication or appointment, and (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (c) there shall be commenced against Borrower, any Owner Guarantor or any of Borrower’s Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) Borrower, any Owner Guarantor or any of Borrower’s Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (a), (b) or (c) above; or (e) Borrower, any Owner Guarantor or any of Borrower’s Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (6) Borrower, any Owner Guarantor or any Subsidiary of Borrower shall (a) default in any payment of principal of or interest on any Indebtedness (other than the Obligations) or in the payment of any Contingent Obligation beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created, and the aggregate principal amount then outstanding of all such Indebtedness and Contingent Obligations of Borrower, the Owner Guarantors and all Subsidiaries exceeds $1,000,000, or (b) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or repurchased, prepaid, defeased or redeemed prior to its stated maturity or such Contingent Obligation to become payable; or

     (7) (a) any party in interest (as defined in Section 3(14) of ERISA) affiliated with Borrower or any of Borrower’s Subsidiaries shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (b) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for thirty (30) days after notice of such Reportable Event pursuant to Section 4043 (a), (c) or (d) of ERISA is given or, in the case of institution of proceedings, the continuance of such proceedings for thirty (30) days after commencement thereof, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (e) any other event or condition shall occur or exist with respect to a Single Employer Plan, and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could subject Borrower or any of Borrower’s Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Borrower or of Borrower and Borrower’s Subsidiaries taken as a whole; or
     (8) one or more final judgments or decrees shall be entered against Borrower, or any of Borrower’s Subsidiaries involving in the aggregate a liability (not covered by insurance) of $1,000,000 or more and all such judgments or decrees in excess of $1,000,000 shall not have been vacated, satisfied, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or
     (9) any subordination agreement that evidences any Subordinated Indebtedness (i) ceases to be the legal, valid and binding agreement of any Person party or subject thereto, enforceable against such Person in accordance with its terms or a payment is made by Borrower or any other obligor in respect of such Subordinated Indebtedness in violation of any provision thereof, or (ii) shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or the Indebtedness related thereto is in any way not fully subordinate to all of (A) Borrower’s Indebtedness and other liabilities to Lenders and Agent under this Agreement and the Notes or (B) any Guarantor’s liabilities to Lenders and Agent under any Guaranty Agreement; or
     (10) any event of default under or in connection with any Subordinated Note; or
     (11) if any provision of this Agreement, any Note or any other Loan Document shall for any reason cease to be valid and binding on Borrower or any Guarantor which is a party thereto or if Borrower or any Guarantor shall deny or disaffirm its obligations thereunder; or
     (12) if any Security Document shall for any reason cease to create a valid and perfected first priority security interest (subject to the existence of Permitted Liens) in any of the Collateral purported to be encumbered thereby; or
     (13) (i) an event of default shall occur and be continuing under any Security Document and such default or event of default continues beyond any applicable cure or grace period provided in such Security Document, or (ii) if in any twelve (12) month period mechanics’, materialmens’ or other Liens are foreclosed or other action is taken by third parties which result in Agent’s Lien being eliminated or reduced with respect to Collateral having an Appraised Value or book value in excess of $750,000 in the aggregate;
     then, and in any such event, (a) if such event is an Event of Default specified in paragraph (5) above, the Commitments, if still outstanding, shall automatically and immediately terminate and all Obligations shall immediately become due and payable and Borrower shall immediately cash collateralize all outstanding Facility L/Cs in accordance with Article 8 hereof, and (b) if such event is any other Event of Default and is continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, Agent may, or upon the request of the Required Lenders, Agent shall, by notice to Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate and, upon demand by Agent, Borrower shall fully cash collateralize all outstanding Facility L/Cs in accordance with Article 8 hereof; and (ii) with the consent of the Required Lenders, Agent may, or upon the request of the Required Lenders, Agent shall, by notice of default to Borrower, declare the full amount of all outstanding Obligations to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Article 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Additionally, Agent and each Lender may (i) obtain appointment of a receiver (to which Borrower, for itself and each Subsidiary Guarantor, hereby consents) and/or judicial or nonjudicial sale and/or foreclosure under the Security Documents and (ii) exercise any and all other rights and remedies available to Agent and each Lender at law or in equity to the extent not inconsistent with the rights specifically granted to Agent and each Lender hereunder.
     Borrower hereby appoints, for itself and each Subsidiary Guarantor, Agent as Borrower’s and each Subsidiary Guarantor’s attorney-in-fact, which power of attorney is irrevocable and coupled with an interest, with full power of substitution if Agent so elects, to do any of the following in Borrower’s or any Subsidiary Guarantor’s name upon the occurrence of an Event of Default: (a) use such sums as are necessary, including any proceeds of the Loans, make such changes or corrections in any plans, and employ such architects, engineers, and contractors as may be required, or as lenders may otherwise consider desirable, for the purpose of completing construction of the any Improvements on the Land substantially in accordance with the Plans and Specifications (as modified as deemed necessary by Agent), the Loan Documents, and all applicable laws, governmental requirements and restrictive covenants; (b) execute all applications and certificates in the name of Borrower or any Subsidiary Guarantor which may be required for completion of construction of the Improvements on the Land; (c) endorse the name of Borrower or any Subsidiary Guarantor on any checks or drafts representing proceeds of the insurance policies, or other checks or instruments payable to Borrower or any Subsidiary Guarantor with respect to any Collateral; (d) do every act with respect to the completion of the Improvements on the Land that Borrower or any Subsidiary Guarantor may do; (e) prosecute or defend any action or proceeding incident to the Collateral; (f) pay, settle, or compromise all bills and claims so as to clear title to any Land subject to the Security Documents; and (g) take over and use all or any part of the labor, materials, supplies and equipment contracted for, owned by, or under the control of Borrower or any Subsidiary Guarantor, whether or not previously incorporated into any Housing Unit. Any amounts expended by Agent to construct or complete the intended construction of the Improvements on the Land or in connection with the exercise of its remedies herein shall be deemed to have been advanced to Borrower hereunder as a demand obligation owing by Borrower to Agent or the Lenders as applicable and shall constitute a portion of the Obligations, regardless of whether such amounts exceed any limits for Obligations otherwise set forth herein. Neither Agent nor any Lender shall have any liability to Borrower for its sufficiency or adequacy of any such actions taken by Agent.
     Notwithstanding any provisions concerning distribution of payments to the contrary in this Agreement, so long as any Event of Default exists that has not been waived by all Lenders, each Lender shall share in any payments or proceeds, including proceeds of any Collateral, received by Agent or any Lender made or received at any time from and after any Event of Default (“Proceeds after Default”) in an amount equal to such Lender’s Ratable Share of the Proceeds after Default; provided, however, if any one or more of the Lender(s) has not made any funding when required hereunder, the distribution of Proceeds after Default shall be adjusted so that each Lender shall receive Proceeds after Default in an amount equal to (a) the Proceeds after Default multiplied by (b) the percentage (rounded to five decimal places) of the total amount outstanding funded by all Lenders that such Lender has actually funded (including the amount of such Lender’s participation in outstanding Facility L/Cs). If necessary, Agent and each Lender shall use the adjustments procedure set forth in Section 11.8(b) hereof to make the appropriate distributions to Lenders as set forth in this paragraph of this Article 9.
     11.2 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
     (i) 1405 Old Alabama Road, Suite 200, Roswell, Georgia 30076, Attention of Kevin Abelson, Vice President Finance (Telecopier No. (770) 642-1775; Telephone No. (770) 998-9663 ext. 222), with a copy to 3751 Victoria Park Avenue, Toronto, Ontario, M1W3Z4 Canada, Attention of Seymour Joffe (Telecopier No. (416) 449-1073; Telephone No. (416) 449-1340) and a copy to 3751 Victoria Park Avenue, Toronto, Ontario M1W 3Z4 Canada, Attention of Harry Rosenbaum (Telecopier No. (416) 449-6438; Telephone No. (416) 449-1340).
     (ii) if to Agent, to Wachovia Bank, National Association, at One Wachovia Center, 401 South Tryon Street NC1193 , Charlotte, North Carolina 28288, Attention of Scott Holtzapple (Telecopier No. (704) 383-7146; Telephone No. (704) 383-0474);
     (iii) if to an LC Issuer, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and
     (iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
     (b) Notices and other communications to Lenders and LC Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article 2 if such Lender or LC Issuer, as applicable, has notified Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. If (i) any notice is delivered hereunder to a Lender, or LC Issuer by Agent with a request for an amendment, supplement or modification to this Agreement or any other Loan Document and (ii) such Lender or LC Issuer fails to deliver a written response within ten (10) days, the failure to respond shall be deemed a written consent to such amendment, supplement or modification.
     Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     11.6 Costs and Expenses; Indemnification; Reimbursement; Waiver of Damages. (a) Borrower shall pay (i) all reasonable out of pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by any LC Issuer in connection with the issuance, amendment, renewal or extension of any Facility L/C or any demand for payment thereunder, (iii) fees and charges of each, inspector and engineer, (iv) appraisal, re-appraisal and survey costs and related review fees, (v) title insurance charges and premiums, (vi) title search or examination costs, including abstracts, abstractors’ certificates and Uniform Commercial Code searches, (vii) judgment and tax Lien searches for Borrower and each Subsidiary Guarantor, (viii) escrow fees, (ix) fees and costs of environmental investigations, site assessments and remediations, (x) recordation taxes, documentary taxes, transfer taxes and mortgage taxes, (xi) filing and recording fee, and (xii) all out of pocket expenses incurred by Agent, any Lender or any LC Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or any LC Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Facility L/Cs issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Facility L/Cs, and (iv) any civil penalty or fine assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by Agent, any Lender or any LC Issuer as a result of the funding of Loans, the issuance of Facility L/Cs or the acceptance of payments due under the Loan Agreement.
     (b) Borrower shall indemnify Agent (and any sub-agent thereof), each Lender and LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Facility L/C or the use or proposed use of the proceeds therefrom (including any refusal by any LC Issuer to honor a demand for payment under a Facility L/C if the documents presented in connection with such demand do not strictly comply with the terms of such Facility L/C), (iii) any defect in any Land or any Housing Units, (iv) any failure to construct, complete, protect or insure each parcel of Land and Housing Unit, (v) the payment of costs of labor, materials or services supplied for the construction of each parcel of Land and Housing Unit, (vi) in connection with the enforcement, maintenance, realization, protection and preservation of the Collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvements, maintenance, repair, sale and disposition), (vii) any actual or alleged Hazardous Discharge on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Inspection, whether or not followed by notice of Default, shall not constitute a waiver of any Default then existing, or a waiver of Agent’s and Lenders’ right thereafter to insist that all Land and Housing Units be constructed in accordance with any applicable plans, the Loan Documents, and all applicable Requirements of Laws and restrictive covenants. Agent’s failure to inspect shall not constitute a waiver of any rights of Agent or Lenders under the Loan Documents or at law or in equity.
     (c) To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof), any LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), such LC Issuer or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) or such LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) or such LC Issuer in connection with such capacity. The obligations of Lenders under this paragraph (c) are several and not joint or joint and several.
     (d) To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Facility L/C or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

Part E of Schedule 1
The following Sections of the Credit Agreement shall be added to the Credit Agreement with the Section numbers designated below:
     2.22 Adjustments to and Exclusions from the Borrowing Base.
     (a) If at any time the Required Lenders reasonably believe that the fair market value of any property included in the Borrowing Base is less than the lower of its Actual Cost or Appraised Value, Agent shall, at its option, either (i) deliver to Borrower a written notice setting forth Agent’s determination of the fair market value of such property with respect to which Borrower shall have ten (10) days to accept or reject by written notice to Agent, and if Borrower accepts such determination (or fails to respond within such ten (10) day period), such determination shall be used as the “Appraised Value” of such property under this Section 2.22(a), but if Borrower rejects such determination, Agent or counsel for Agent then shall obtain at Borrower’s cost an Appraisal of such property to determine its Appraised Value, or (ii) immediately obtain, or have its counsel obtain, an Appraisal of such property to determine its Appraised Value. The Appraised Value as determined pursuant to this Section 2.22, of any such Property, shall thereafter be used to calculate the Borrowing Base with respect to such Property as if such value as determined in this Section 2.22(a) is the Appraised Value of such property. Further, in the event that at any time the Required Lenders reasonably believe that the fair market value of any property included in calculating the Borrowing Base is less than the fair market value previously determined in accordance with this Section 2.22(a), then Agent shall re-determine the fair market value of such property in accordance with the provisions of this Section 2.22(a).
     (b) Agent, at any time at the direction of the Required Lenders, shall recalculate the Borrowing Base and shall exclude any property from the calculation of the Borrowing Base, if, upon a review of such property, such property is subject to a recognized environmental condition, such property or the use thereof is in violation of zoning restrictions or applicable laws, or then necessary utility services are not available to such property, as determined by Agent in its reasonable discretion.
     (c) If any Collateral at any time ceases to satisfy the requirements set forth in the definition of “Borrowing Base,” such Collateral shall automatically no longer be included in calculating the Borrowing Base.
     (d) If any adjustment in the calculation of the Borrowing Base or exclusion of real property from the Borrowing Base causes the Borrowing Base Indebtedness to exceed the then applicable Borrowing Base, Borrower shall have five (5) Business Days from the date Agent notifies Borrower of such adjustment or exclusion, (i) to prepay the Loans so that the Borrowing Base Indebtedness does not exceed the then applicable Borrowing Base, (ii) to deliver to Agent a more current Borrowing Base Certificate that demonstrates that the Borrowing Base Indebtedness does not exceed the Borrowing Base or (iii) increase the Unrestricted Cash included in the Borrowing Base so long as such increase shall not result in the Unrestricted Cash of Borrower being greater than $5,000,000.

     (e) If at any time the outstanding principal balance of the Loans plus the undrawn amount of issued and outstanding Facility L/Cs, exceeds the then applicable Borrowing Base for any reason, Borrower shall have five (5) Business Days from the date Borrower first acquires knowledge of such fact to (i) prepay the Loans so that the outstanding principal balance of the Loans, plus the undrawn amount of issued and outstanding Facility L/Cs, does not exceed the then applicable Borrowing Base, (ii) deliver to Agent a more current Borrowing Base Certificate that demonstrates that the Aggregate Outstanding Credit Exposure does not exceed the Borrowing Base or (iii) increase the Unrestricted Cash included in the Borrowing Base. Without limiting the foregoing, Borrower shall be deemed to have known of such excess over the then applicable Borrowing Base if Borrower submits to Agent a Borrowing Base Certificate indicating such a fact.
     (f) Agent, in its sole discretion, shall have the right to have, or have its counsel have, at Borrower’s expense, an updated Appraisal prepared for any Property included in the Borrowing Base, whose most recent appraisal is dated more than twelve (12) months prior to the date of the most recent Borrowing Base Certificate. Borrower shall, at all times, act reasonably to cause such Appraisals to be completed.
     (g) In addition to the provision set forth in subsection (f) above, after initial Appraisals have been conducted on the Property to be included in the Borrowing Base, and such Appraisals have been received by Agent, Agent shall have the right, on a quarterly basis, to have, or have its counsel have, updated Appraisals prepared (at no cost to Borrower or its Subsidiaries) for up to 25% of the Borrowing Base. Borrower shall, at all times, act reasonably to cause such Appraisals to be completed.
     (h) Any Collateral previously included in the calculation of the Borrowing Base but which is not included in a Borrowing Base Certificate subsequently submitted pursuant to this Agreement shall no longer be included in the calculation of the Borrowing Base (effective as of the date of receipt by Agent of such Borrowing Base Certificate and until such time, if ever, as Agent consents in writing).
     4.20 Security Documents.
     (a) The Security Agreement is effective to create in favor of Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral identified therein owned by Borrower and Subsidiary Guarantors, and, when financing statements in appropriate form are filed in the appropriate offices for the locations specified in the schedules to the Security Agreement, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral that may be perfected by filing, recording or registering a financing statement under the UCC as in effect, in each case prior and superior in right to any other Lien (other than Permitted Liens) on any Collateral.
     (b) The Borrower and Subsidiary Pledge Agreement is effective to create in favor of Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral identified therein (including all capital stock or other ownership interests of any Subsidiary of Borrower owned by Borrower or any other Subsidiary), and, when such Collateral is delivered to Agent, the Borrow and Subsidiary Pledge Agreement shall constitute a fully perfected first priority Lien (subject to Permitted Liens) on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case subject to no other Lien other than Permitted Liens. The Owner Guarantor Pledge Agreement is effective to create in favor of Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in all membership interests or other ownership interests of Borrower owned by any Owner Guarantor, and, when such Collateral is delivered to Agent, the Owner Guarantor Pledge Agreement shall constitute a fully perfected first priority Lien (subject to Permitted Liens) on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case subject to no other Lien other than Permitted Liens.
     (c) The Security Agreement, together with any notice of grant of a security interest in trademarks when duly recorded in the United States Patent and Trademark Office, will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in all Trademarks and Trademark Licenses (each as defined in the Security Agreement) owned by such grantors and in which a security interest may be perfected by filing, recording or registration of a notice in the United States Patent and Trademark Office, in each case prior and superior in right to any other Lien other than Permitted Liens.
     (d) The Mortgages are effective to create in favor of Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien and security interest in all real property assets (with such exceptions as may be agreed to by Agent) owned by Borrower and Subsidiary Guarantors and, when such Mortgages are filed in the appropriate offices for the locations specified in such Mortgages, the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Property, in each case prior and superior in right to any other Lien other than Permitted Liens.
     (e) Each Subsidiary of Borrower is a Subsidiary Guarantor. Each Person that owns a direct ownership or equity interest in Borrower (other than (A) a Special Membership Interest, as such term is defined in the Amended and Restated Regulations of the Borrower dated as of September 1, 2005, as amended November 29, 2005 (the “AW Regulations”), which interest is limited to the special allocations of the profits and cash distributions from the Pinery Joint Venture and which, except as expressly provided in the AW Regulations, shall not confer any rights to participate in the management or operation of the Borrower or (B) the Restructuring Owners) is an Owner Guarantor.
     6.16 Minimum Borrowing Base Availability. Maintain Borrowing Base Availability that, at all times after the Interim Borrowing Period, is equal to or in excess of the Aggregate Outstanding Credit Exposure.
     6.17 Collateral.
     (a) Enter into the Security Agreement, the Control Agreements, the Mortgages and the Pledge Agreements on the Fourth Amendment Effective Date and take all actions as Agent may reasonably require in connection therewith.

     (b) On or before the Fourth Amendment Effective Date, cause to be filed in the appropriate governmental offices UCC financing statements showing Borrower and Subsidiary Guarantors as debtors, Agent as secured party and all personal property assets of the debtors as collateral in order to perfect Agent’s security interest in all the Collateral.
     (c) Within twenty (20) days of the Fourth Amendment Closing Date, provide any information necessary and take all other actions necessary, to facilitate Agent and Agent’s counsel in ordering for Agent, Appraisals to be performed with respect to all real property owned by Borrower or any Subsidiary Guarantor. Borrower shall, at all times, act reasonably to cause such Appraisals and Borrower shall pay for such Appraisals and any review costs associated therewith.
     (d) Cause (i) Borrower or any Subsidiary Guarantor who acquires real property assets after the Fourth Amendment Effective Date within thirty (30) days of acquiring an interest in such real property assets, (ii) any New Subsidiary becoming a New Subsidiary after the Fourth Amendment Effective Date who owns real property assets which is to be included in the Borrowing Base within thirty (30) days of becoming a New Subsidiary, to (A) execute, deliver and cause to be filed Mortgages (or amendments to any existing Mortgages) which are effective to create in favor of Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable Lien (subject to Permitted Liens) and security interest in such real property assets and related Premises owned by Borrower or any Subsidiary Guarantor, which such Mortgages when filed in the appropriate offices for the locations specified in such Mortgages, shall constitute a fully perfected Lien (subject to Permitted Liens) on, and security interest in, all right, title and interest of the grantors thereunder in such real property assets and related Premises, in each case prior and superior in right to any other Lien (other than Permitted Liens), and (B) cause the Mortgage Requirements for each parcel of real property with which a Mortgage is executed and delivered in accordance with clause (e) below, to be completed concurrently with the filing of such Mortgages or within 30 days thereafter or such additional reasonable time as Agent may determine in its reasonable discretion with respect to each individual Mortgage and parcel of real property.
     (e) With respect to each Mortgage entered into in pursuant to this Agreement and the Premises related thereto, Borrower and the Subsidiary Guarantors shall cause the following items to be completed, all in form and substance reasonably satisfactory to Agent (collectively, the “Mortgage Requirements”):
          (i) Mortgage. The description of the applicable real property contained in or attached to the Mortgages shall conform to the description in the title policy referred to below.
          (ii) Title Insurance. Borrower shall deliver to Agent standard ALTA mortgagee title insurance commitments (to be issued to and reviewed and approved by Agent) and policies issued by a title insurance company approved by Agent insuring Agent’s Lien position and all appurtenances thereto for all Collateral and Properties upon which a Mortgage is granted, or required to be granted, by Borrower and Subsidiary Guarantors, subject only to Permitted Liens. As Land and Properties are added to the Collateral, additional policies or endorsements to the policies shall be issued in form and substance, acceptable to Agent insuring Agent’s Lien position and all appurtenances thereto with respect to such additional Land and

Properties, subject only to Permitted Liens. The commitments shall commit to insure, and the policies (including endorsements) shall affirmatively insure, reasonable means of ingress and egress to and from the Collateral satisfactory to Agent, to the extent available in the applicable state. The policies and all endorsements shall contain no matters objectionable to Agent, including, without limitation, exceptions with respect to mechanics’ and materialmens’ Liens, for Collateral where construction is not ongoing or where construction is completed but the statutory period applicable in such jurisdiction has not ended, and prior years’ taxes. The policies and subsequent endorsements adding additional Collateral to the policies shall contain such endorsements as Agent shall require, including, without limitation, to the extent available in the applicable state, the following endorsements: Environmental Protection Lien Endorsement (ALTA Form 8.1); Variable Rate Mortgage Endorsement (ALTA Form 6 or 6.1 as applicable or equivalent); Restrictions, Encroachments, Minerals Endorsement (“Comprehensive Endorsement”); Zoning Endorsement; Tie-In Spreader Endorsement (Florida properties only, if applicable); and Revolving Credit Endorsement. Agent must be provided with copies of all exceptions noted in the commitments and policies at the request of Agent. The policies and all endorsements shall be issued on or after the Fourth Amendment Effective Date in accordance with the commitments and the terms of this Agreement. For all for Collateral where construction is not ongoing or where construction is completed but the statutory period applicable in such jurisdiction has not ended at the time the applicable title insurance is issued, Borrower shall deliver to Agent at the time any Mortgage is filed with respect to such Collateral an affidavit acceptable to Agent of the amount of any Indebtedness or other amounts due for work in progress or work which has been completed but for which payment for such work has not been made. The parties hereto agree that such amount shall be deducted from the Borrowing Base.
          (iii) Survey. A recorded plat or a current ALTA survey for each parcel of land prepared, certified and sealed by a surveyor reasonably satisfactory to Agent as to form, substance and date setting forth such detail and pertaining to such matters as is customary for surveys obtained by companies involved in the same type of business as Borrower and its Subsidiaries. The survey shall also locate any special flood hazard area or wetlands area.
          (iv) Liability Insurance. Certificates of insurance on terms acceptable to Agent and meeting the requirements for insurance set forth in Section 6.7 of this Agreement.
          (v) Appraisals. Receipt by Agent of Appraisals in form and substance satisfactory to Agent, with respect to all real property Collateral, dated on or after the date of the Fourth Amendment Effective Date.
          (vi) Environmental Protection. Phase I Environmental Reports, Phase II Environmental Reports, if applicable, and evidence that the Collateral and any fill dirt that has been or will be deposited on the Collateral is free from Hazardous Materials, except as set forth in the Phase I Environmental Report, and complies with all applicable laws and regulations pertaining to the protection and preservation of the environment. In the event that there is suggestion of any environmental problem on, at or adjacent to the Collateral, including any unremedied environmental condition set forth in the Phase I Environmental Report, either prior to or after the Fourth Amendment Effective Date, Agent may, at its option, require evidence of the nature of the problem at Borrower’s expense. Such evidence may include opinions and certifications from appropriate governmental authorities, Borrower’s counsel, and/or an environmental specialist reasonably acceptable to Agent. Should the Collateral contain Hazardous Material of any quantity unacceptable to Agent or the Required Lenders, the Required Lenders reserve the right to elect to remove such Collateral from the Borrowing Base.
          (vii) Flood Insurance. If any above grade Improvements (or any part thereof) are located or to be located in a special flood hazard area according to the Federal Emergency Management Agency (“FEMA”) or other Agent approved source, then Borrower shall obtain a flood insurance policy on terms acceptable to Agent and meeting the requirements for insurance set forth in Section 6.20 of this Agreement.
          (viii) UCC Financing Statements. Uniform Commercial Code Financing Statements, properly filed in any jurisdiction identified by Agent, providing Agent with a valid first Lien (subject to Permitted Liens) on all Collateral.
          (ix) Intentionally omitted.
          (x) Certificate of Completion. Agent may require, a Certificate of Completion or other evidence satisfactory to Agent stating that any applicable Finished Lot has been completed in accordance with applicable governmental requirements.
          (xi) Intentionally omitted.
          (xii) Plans and Specifications. Receipt by Agent of Plans and Specifications. Agent may require evidence that Borrower or Subsidiary of Borrower owning the Collateral, any general contractor, all government agencies having jurisdiction, and all others having the right, by law or agreement, to approve the Plans and Specifications, have approved the Plans and Specifications for the Improvements.
          (xiii) Permits. Agent may require copies of the grading, building and any other governmental permits to the extent available.
          (xiv) Zoning. Written evidence from the appropriate governmental authority(ies) or title insurer that the Improvements are or will be in compliance with all applicable zoning ordinances, concurrency requirements and land use laws and regulations prior to commencing site work. If a zoning endorsement is not delivered in accordance with clause (ii) above, Borrower shall deliver a zoning letter from the appropriate governmental authority(ies) with copies of the applicable zoning code provisions.
          (xv) Payments for Work. Evidence reasonably satisfactory to Agent, if requested by Agent in its reasonable discretion, of the payment of all debts which are due, owing contractors, surveyors, engineers, architects, materialmen and the like for labor done or professional design or surveying services, or material furnished pursuant to any contract with respect to the Improvements.
     (f) If at any time Agent requests, in its sole but reasonable discretion, Borrower shall (i) deliver certification from the record engineer with respect to any Collateral related to a Mortgage (A) that all required licenses, permits and other governmental approvals for the construction of the Improvements have been issued; (B) that the Collateral, if and when the

Improvements are completed in accordance with the final Plans and Specifications, will comply with the Clean Water Act (if applicable), and all environmental, zoning, fire and building code, statutes and regulations to which the Collateral is subject; (C) that all necessary utilities are, or will be, available on or at the Collateral and Lots; and (D) that the recommendations contained in any subsoil report have been included in the Plans and Specifications and (ii) permit Agent to perform any inspections of any Collateral or other real property of Borrower or any Subsidiary Guarantor, which inspections Agent has reasonably determined necessary.
     (g) Execute and/or cause to be filed any and all further amendments, documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the Security Documents (subject to Permitted Liens) in all Collateral and other assets and property of Borrower and the Subsidiary Guarantors. In addition, from time to time, Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as Agent shall designate (it being understood that it is the intent of the parties hereto that the Obligations shall be secured, by among other things, substantially all of the assets of Borrower and its Subsidiaries (including assets acquired subsequent to the date of this Agreement)). Such Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to Agent, and Borrower shall deliver or cause to be delivered to Agent all such instruments and documents (including legal opinions and Lien searches) as Agent shall reasonably request to evidence compliance with this Section. Borrower agrees to provide such evidence as Agent shall reasonably request as to the perfection and priority status of each such Lien. In addition to the items to be delivered in accordance with the preceding clauses in this Section 6.17, Borrower agrees to provide Agent, upon Agent’s reasonable request, any of the items included in the Mortgage Requirements with respect to any Premises included in any Mortgage.
     6.18 Lot Releases. Sell, transfer or convey Collateral only if the following conditions are met:
     (a) Other than with respect to Unimproved Entitled Land, Borrower shall have completed construction of the Improvements on such Collateral in accordance with the Plans and Specifications (except as otherwise permitted by Agent) and all Requirements of Law;
     (b) The sales price for any sale, transfer or conveyance must be at the fair market value for such Collateral;
     (c) The sales price for all Collateral sold during any calendar month must be not less than the contribution to the Borrowing Base as calculated in the most recently delivered Borrowing Base Certificate of such Collateral sold;
     (d) No Event of Default has occurred and is continuing (unless Agent specifically permits such sale, transfer or conveyance in its reasonable discretion) (excluding the sale, transfer or conveyance of any Housing Unit for which a third party has, prior to the occurrence of the applicable Event of Default, entered into a noncontingent contract for the sale of such

Housing Unit with Borrower or a Subsidiary, unless Agent gives notice to Borrower during the continuance of an Event of Default that any sale, transfer or conveyance of any Housing Unit may only occur if Agent specifically permits such sale, transfer or conveyance in its reasonable discretion);
     (e) If Collateral constituting more than 10% of the Borrowing Base in the Borrowing Base Certificate most recently delivered is to be released from the Mortgages in any month, Borrower shall deliver to Agent a more current Borrowing Base Certificate that demonstrates that the Aggregate Outstanding Credit Exposure does not exceed the Borrowing Base after giving effect to all the Collateral intended to be released from the Mortgages and the prepayments or Release Consideration to be paid in such month;
     (f) Borrower shall pay to Agent a release price for any Collateral to be released from the Mortgages in an amount equal to 100% of net proceeds from the sale or disposition of such Collateral (the “Release Consideration”);
     (g) Borrower requests in writing to Agent a partial release of such Collateral from the Mortgages not less than ten (10) Business Days prior to the date the partial release is needed, together with all data reasonably necessary to support Borrower’s being entitled to the partial release, including, without limitation, a legal description for each Lot to be released, a partial release document prepared by Borrower, all at Borrower’s expense and all in form and content satisfactory to Agent;
     (h) Borrower shall submit to Agent within two (2) Business Days after the closing of the sale, a photocopy of the final signed closing statement with respect to the sale of such Collateral; and
     (i) Borrower shall pay all costs and expenses of Agent, including, without limitation, reasonable legal fees incurred by Agent in connection with any partial release of the Mortgages (but excluding the allocated costs of internal counsel).
     Provided that the terms in this Section 6.18 are met, Agent and Lenders agree that Agent may release Collateral from the Lien of the Mortgages in accordance with the terms, provisions and conditions of the Mortgages. Releases of Collateral from the Mortgages shall not affect or impair the Lien of the Mortgages and Agent’s Lien and security interests created by the other Loan Documents as to the Collateral and other property encumbered by the Mortgages and the other Loan Documents not theretofore released, and said Liens and security interests shall continue in full force and effect as to the unreleased Collateral and Lots and such other property. Upon request by Borrower and without payment of any release price or amount, Agent shall also release land from the Lien of the Mortgages or subordinate such Liens, all as necessary to effect necessary dedications of roadways or utility and serve areas to governmental authorities, to convey common areas to homeowners or condominium associations, and to allow the recordation of easements and declarations to the extent such are common or reasonably necessary for the development of Collateral for residential purposes, and Borrower shall pay all costs and expenses of Agent including, without limitation, reasonable legal fees incurred by Agent in connection with any such release.

     6.19 Environmental Protection. In the event that there is any evidence or indication of any environmental problem which violates applicable law on, at or adjacent to any Collateral, either prior to or after the date of this Agreement, Agent or any Lender may, at its option, require evidence of the nature of the problem and any remediation cost, all at Borrower’ expense. Such evidence may include opinions and certifications from appropriate governmental authority, Borrower, counsel, and/or an environmental specialist acceptable to Agent. Should any Collateral contain Hazardous Material of any quantity unacceptable to Agent or any Lender, Agent and the Lender reserve the right, to elect not to have any Lender make a Loan in connection with such Collateral and such Collateral shall not be included in the Borrowing Base.
     6.20 Flood Insurance. If any above grade Improvements (or any part thereof) are located in a special flood hazard area according to the Federal Emergency Management Agency (“FEMA”) or other Agent approved source, then Borrower shall obtain a flood insurance policy insuring Agent in an amount equal to the replacement value of the above grade Improvements located in the special flood hazard area, and such insurance policy shall conform to the requirements of the paragraph above captioned “Hazard Insurance”. An independent flood insurance determination shall be made by Agent or its representatives or agents, the cost of which shall be paid for by Borrower. The cost of the independent flood insurance determination is due and payable in full by Borrower upon request by Agent. If, after closing, any Collateral is remapped and if the applicable above grade Improvements are determined to be located in a special flood hazard area, Borrower shall be required to obtain and maintain a flood insurance policy in accordance with the provisions of this Section. Borrower acknowledges that if, within forty-five (45) days of receipt of notification from Agent that any portion of the above grade Improvements has been reclassified by the FEMA as being located in a special flood hazard area, Borrower shall have not provided sufficient evidence of flood insurance, Agent and/or Lenders may be required under federal law to purchase flood insurance on behalf of Borrower is mandated, at Borrower’s expense. If any above grade Improvements or any portion thereof located on a proposed lot is located in a flood hazard area, the Required Lenders, may elect not to have Lenders to make a Loan in connection with such Collateral.
     7.18 Unrestricted Cash. Permit Unrestricted Cash of Borrower and the Subsidiary Guarantors to exceed $5,000,000 for more than three (3) consecutive Business Days.
     10.8 Releases; Acquisition and Transfers of Collateral.
     (a) The Lenders hereby irrevocably authorize Agent to transfer or release any Lien on, or after foreclosure or other acquisition of title by Agent on behalf of the Secured Parties to transfer or sell, any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations, (ii) in connection with a release, transfer or sale of a property or Lien if the release, transfer or sale is permitted under this Agreement or the other Loan Documents, and (iii) after foreclosure or other acquisition of title (A) for a purchase price of at least 60% of the value indicated in the most recent Appraisals of the Collateral obtained by Agent, less any reduction indicated in the Appraisals estimated by experts in such areas, or (B) if approved by the Required Lenders.
     (b) If all or any portion of the Collateral is acquired by foreclosure or by deed in lieu of foreclosure Agent shall take title to the Collateral in its name or by an Affiliate of Agent, for the benefit of the Secured Parties. Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any Collateral so acquired. After any Collateral is acquired, Agent may appoint and retain one or more persons (individually and collectively, the “Property Manager”) experienced in the development, sale and/or disposition of similar properties. After consulting with the Property Manager, Agent shall prepare a written plan for completion of construction (if required), operation, management, improvement, maintenance, repair, sale and disposition of the Collateral and a budget for the aforesaid, which may include a reasonable management fee payable to Agent (the “Business Plan”). Agent will deliver the Business Plan not later than the sixtieth (60th) day after the date of the foreclosure sale or recordation of the deed in lieu of foreclosure (the “Acquisition Date”) to each Lender with a written request for approval of the Business Plan. If the Business Plan is approved by the Required Lenders, Agent and the Property Manager shall adhere to the Business Plan until a different Business Plan is approved by the Required Lenders. Agent may propose an amendment to the Business Plan as it deems appropriate, which shall also be subject to the Required Lenders’ approval. If the Business Plan (as may be amended) proposed by Agent is not approved by the Required Lenders, or if sixty (60) days have elapsed following the Acquisition Date without a Business Plan being proposed by Agent, any Lender may propose an alternative Business Plan, which Agent shall submit to all Lenders for their approval. If an alternative Business Plan is approved by the Required Lenders, Agent may appoint one of the approving Lenders to implement the alternative Business Plan. Notwithstanding any other provision of this Agreement, unless in violation of an approved Business Plan or otherwise in an emergency situation, Agent shall, subject to Section 10.8(a), have the right but not the obligation to take any action in connection with the Collateral (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvement, maintenance, repair, sale and disposition), or any portion thereof.
     (c) Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to sell, transfer or release any such Liens of particular types or items of Collateral pursuant to this Section 10.8; provided, however, that (a) Agent shall not be required to execute any document necessary to evidence such release, transfer or sale on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the transfer, release or sale without recourse, representation or warranty, and (b) such transfer, release or sale shall not in any manner discharge, affect or impair the obligations of Borrower other than those expressly being released.
     (d) If only two (2) Lenders exist at the time Agent receives a purchase offer for Collateral for which one of the Lenders does not consent within ten (10) Business Days after notification from Agent, the consenting Lender may offer (“Purchase Offer”) to purchase all of the non-consenting Lender’s right, title and interest in the Collateral for a purchase price equal to the non-consenting Lender’s Ratable Share of the net proceeds anticipated from such sale of such collateral (as reasonably determined by Agent, including the undiscounted face principal amount of any purchase money obligation not payable at closing) (“Net Proceeds”). Within ten (10) Business Days thereafter the non-consenting Lender shall be deemed to have accepted such Purchase Offer unless the non-consenting Lender notifies Agent that it elects to purchase all of the consenting Lender’s right, title and interest in the collateral for a purchase price payable by the non-consenting Lender in an amount equal to the consenting Lender’s Ratable Share of the Net Proceeds. Any amount payable hereunder by a Lender shall be due on the earlier to occur of the closing of the sale of the collateral or ninety (90) days after the Purchase Offer, regardless of whether the Collateral has been sold.